UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12
OM GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

OM GROUP, INC.

127 Public Square
1500 Key Tower
Cleveland, Ohio 44114-1221

Notice of Annual Meeting of Stockholders
to be Held May 8, 2007

The Annual Meeting of Stockholders of OM Group, Inc. will be held in the 27th Floor Conference Center Auditorium at Key Tower, 127 Public Square, Cleveland, Ohio 44114, on Tuesday, May 8, 2007, at 10:00 a.m., for the following purposes:

1. To elect two directors for terms expiring in 2010 and one director for a term expiring in 2009;

2. To act upon a proposal to adopt the 2007 Incentive Compensation Plan;

3. To confirm the appointment of Ernst & Young LLP as our independent registered public accountant; and

4. To consider any other business that is properly brought before the meeting or any adjournment.

Stockholders of record at the close of business on March 16, 2007 are entitled to notice of and to vote at the meeting. This proxy statement and the accompanying proxy will be sent to stockholders by mail on or about March 28, 2007.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy or voting instruction card, even if you plan to attend the meeting. Mailing your completed proxy or voting instruction card, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you wish to do so.

By Order of the Board of Directors

Valerie Gentile Sachs, Secretary

Cleveland, Ohio
March 28, 2007

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
of
OM GROUP, INC.

VOTING AND MEETING INFORMATION

What is the purpose of the annual meeting?

At our annual meeting, you will be asked to:

•	elect two directors to serve for terms expiring at our annual meeting in 2010 and one director to serve for a term expiring at our annual meeting in 2009;

•	adopt the 2007 Incentive Compensation Plan; and

•	confirm the appointment of Ernst & Young LLP as our independent registered public accountant.

In addition, we will transact any other business that properly comes before the meeting.

Who is entitled to vote?

Holders of record of our common stock as of the close of business on March 16, 2007 are entitled to vote at the annual meeting. At that time, we had 29,800,253 outstanding shares of common stock. We have no other outstanding classes of stock that are entitled to vote at the annual meeting. Voting stockholders are entitled to one vote per share.

How do I vote?

You may vote in person at the meeting or through a proxy or voting instruction card. To vote by proxy or voting instruction card, you should sign and date each proxy card or voting instruction card you receive and return it in the prepaid envelope. If you are a registered stockholder or a participant in our Profit-Sharing and Retirement Savings Plan, you may vote by telephone or electronically through the Internet, by following the instructions included on your proxy card or voting instruction card.

What if I hold shares indirectly?

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner you have the right to direct your broker how to vote. Under the New York Stock Exchange rules, your broker is permitted to vote your shares on the election of directors and the appointment of the independent registered public accountant, even if you do not furnish voting instructions. However, your broker may not vote on the proposal relating to the 2007 Incentive Compensation Plan without instructions from you. If you do not provide instructions on this issue, a broker non-vote will occur.

If your shares are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Can I change my vote?

You have the right to change your vote at any time before votes are counted at the meeting by:

•	notifying us in writing at our corporate offices and to the attention of our Vice President, Strategic Planning, Development and Investor Relations;

•	returning a later-dated proxy card;

•	voting at a later time by telephone or over the Internet; or

•	voting in person at the meeting.

What are the requirements and procedures for a quorum, abstentions and broker non-votes?

Your shares are counted as present at the meeting if you attend the meeting or if you properly return a proxy by mail or vote by telephone or through the Internet. In order for us to vote on matters at the meeting, a majority of our outstanding shares of common stock as of March 16, 2007 must be present in person or by proxy at the meeting, which includes shares that have been voted by telephone or the Internet. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting and will be counted as voting (but not for or against) on the affected proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as voting. If a quorum is not present, the meeting will be adjourned until a quorum is present.

How many votes are needed to elect directors and approve the other proposals?

The nominees for director who receive the greatest number of “for” votes will be elected to the director positions being filled. Shares not voted will have no impact on the election of directors. If you sign and return a proxy card or use the telephone or Internet procedures but do not give voting instructions, your shares will be voted “for” the candidates nominated by the Nominating and Governance Committee and approved by the Board. Approval of the other proposals requires the affirmative vote of a majority of shares represented at the meeting.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the annual meeting other than the three proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy card or use of the telephone or Internet procedures gives authority to the named proxies to vote your shares on such matters in their discretion.

Who will count the vote?

Representatives of National City Bank will tabulate the votes and act as inspectors of election.

PROPOSAL 1. ELECTION OF DIRECTORS

Our authorized number of directors is presently fixed at eight, divided into three classes, with two classes having three members and one class having two members. Our directors are elected to serve three-year terms, so that the term of office of one class of directors expires at each annual meeting.

The Nominating and Governance Committee has recommended, and the Board of Directors has approved, the nomination of the following individuals, each of whom is currently a director, for election as directors for terms expiring at our annual meeting in 2010:

•	Katharine L. Plourde

•	David L. Pugh

and the following individual, who also is currently a director, for election as a director for a term expiring at our annual meeting in 2009:

•	Gordon A. Ulsh

If any of these nominees becomes unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. We have no reason to believe that any nominee will be unavailable. The accompanying proxy may be voted for up to the number of nominees named and the nominees receiving the largest number of “FOR” votes will be elected to the director positions to be filled.

The following information is provided regarding each nominee for election as a director and the continuing directors.

Nominees for Election as Directors for Terms Expiring in 2010

Katharine L. Plourde, age 55, has been a director since 2002. Ms. Plourde was a Principal and analyst at the investment banking firm of Donaldson, Lufkin & Jenrette, Inc., New York, New York, until November 1997. Since that time she has engaged in private investing. Ms. Plourde is a director of Pall Corporation (NYSE:PLL), a global producer of filtration and separation products and systems and serves as a director of a private corporation.

David L. Pugh, age 58, was appointed as a director on January 9, 2007. Mr. Pugh has served as Chairman of Applied Industrial Technologies Inc. (“Applied”), an industrial product distributor, since October 2000, and as Applied’s Chief Executive Officer since January 2000. He was President of Applied from 1999 to October 2000. Prior to joining Applied, Mr. Pugh was Senior Vice President of Rockwell Automation and general manager of Rockwell’s Industrial Control Group. Mr. Pugh is a director of Hexcel Corporation (NYSE:HXL), a plastics materials manufacturer, and of R.W. Becket Corp., a private company. Mr. Pugh was recommended to the Nominating and Corporate Governance Committee by a third-party search firm retained by that Committee.

Nominee for Election as Director for Term Expiring in 2009

Gordon A. Ulsh, age 61, was appointed as a director on February 16, 2007. Mr. Ulsh has served as President, Chief Executive Officer and a director of Exide Technologies (“Exide”), a company specializing in stored electrical energy products and services for industrial and transportation applications around the world since April 2005. From 2001 until March 2005, Mr. Ulsh was Chairman, President and Chief Executive Officer of FleetPride Inc., the nation’s largest independent aftermarket distributor of heavy-duty truck parts. Prior to joining FleetPride in 2001, Mr. Ulsh worked with Ripplewood Equity Partners, providing analysis of automotive industry segments for investment opportunities. Earlier, he served as President and Chief Operating Officer of Federal-Mogul Corporation in 1999 and as head of its Worldwide Aftermarket Division in 1998. Prior to Federal-Mogul, he held a number of leadership positions with Cooper Industries, Inc., including Executive Vice President of its automotive products segment. Mr. Ulsh joined Wagner Brake and Lighting in 1983 as Vice President of Operations (which company was acquired by Cooper Industries, Inc. in 1985), following 16 years in manufacturing and engineering management at Ford Motor Company. Mr. Ulsh was recommended to the Nominating and Corporate Governance Committee by a third-party search firm retained by that Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.

Continuing Directors Whose Term of Office Expires in 2009

Richard W. Blackburn,  age 64, has been a director since August 2005. Mr. Blackburn retired from Duke Energy Corporation in 2004 after seven years as Executive Vice President and General Counsel, the last year of which he was also Chief Administrative Officer. Mr. Blackburn is a director of Enesco Group, Inc., a producer of giftware and home and garden decor products, and is a Trustee of the Massachusetts Eye and Ear Infirmary and George Washington University.

Steven J. Demetriou, age 48, has been a director since November 2005. Mr. Demetriou has been the Chairman of the Board and Chief Executive Officer of Aleris International, Inc., an international aluminum company, since December 2004 following the merger of Commonwealth Industries, Inc. and IMCO Recycling, Inc. Mr. Demetriou served as President and Chief Executive Officer of Commonwealth from June 2004 and served as a director of Commonwealth from 2002 until the merger. Mr. Demetriou was President and Chief Executive Officer of privately held Noveon, Inc., a global producer of advanced specialty chemicals for consumer and industrial applications, from 2001 until June 2004, at which time he led the sale of Noveon to Lubrizol Corporation. From 1999 to 2001, he was Executive Vice President of IMC Global Inc., a producer and distributor of crop nutrients and animal feed ingredients. Mr. Demetriou also serves on the board of privately held Kraton Polymers. He serves on the boards of several community organizations including United Way of Greater Cleveland, Cuyahoga Community College Foundation and the Cleveland Zoological Society.

Continuing Directors Whose Term of Office Expires in 2008

William J. Reidy, age 66, has been a director since 2002. Mr. Reidy, a CPA, was the managing partner of the Northeast Ohio practice of PricewaterhouseCoopers LLP. He retired from PricewaterhouseCoopers in 1999 after a 35-year career with the firm. Mr. Reidy is a member of the Board of Trustees of The Cleveland Clinic Foundation, a provider of health care services, and he currently serves on the boards of several community organizations including Cleveland Clinic Western Region and the Gateway Economic Development Corporation.

Joseph M. Scaminace, age 53, has been a director and our Chief Executive Officer since June 2005 and Chairman of our Board since August 2005. From 1999 to June 2005, Mr. Scaminace was the President, Chief Operating Officer and a board member of The Sherwin-Williams Company, a manufacturer and distributor of coatings. Mr. Scaminace currently is a member of several boards of directors, including Parker-Hannifin Corporation (NYSE:PH), a global producer of fluid power systems, electromechanical controls, and related components, Boler Company, a privately held company that makes truck and trailer suspension systems and auxiliary axles systems for the commercial heavy-duty vehicle market, and The Cleveland Clinic Foundation, a provider of health care services.

PROPOSAL 2. ADOPTION OF THE 2007 INCENTIVE COMPENSATION PLAN

On February 7, 2007, the Board approved the 2007 Incentive Compensation Plan, subject to approval by our stockholders at this annual meeting. If approved by the stockholders, the 2007 Plan will supersede and replace our 1998 Long-Term Incentive Compensation Plan and our 2002 Stock Incentive Plan. The 1998 Plan and 2002 Plan will terminate upon stockholder approval of the 2007 Plan, such that no further grants will be made under either the 1998 Plan or the 2002 Plan. The terminations will not affect awards then outstanding under the 1998 Plan or the 2002 Plan. A copy of the 2007 Plan is attached to this proxy statement as Exhibit A and a summary of the 2007 Plan is provided below.

Purpose and Awards.  The purpose of the 2007 Plan is to advance our long-term interest by attracting, motivating and retaining our key employees and non-employee directors by means of long-term incentive compensation that will align the interests of participants and stockholders through the ownership and performance of our common stock. Under the 2007 Plan, the Compensation Committee of the Board may grant stock options, stock appreciation rights, restricted stock awards and phantom stock and restricted stock unit awards.

Administration.  The 2007 Plan is administered by the Compensation Committee, which has conclusive authority to construe and interpret the 2007 Plan and any related award agreement, and to establish, amend and rescind administrative policies for the administration of the 2007 Plan, including the creation of any subplans or policies necessary to enable employees who are foreign nationals or employed outside of the U.S. to participate in the Plan.

Eligibility.  Those persons eligible to participate in the 2007 Plan are (a) our employees and employees of our subsidiaries who hold positions of managerial, administrative or professional responsibility and whose performance, as determined by the Compensation Committee, merits awards under the 2007 Plan and (b) non-employee directors. The terms, conditions and restrictions of each award are set forth in an award agreement.

Shares Subject to the 2007 Plan.  The total number of shares of common stock available for awards under the 2007 Plan (including any annual stock issuances made to non-employee directors) is 3,000,000. The 2007 Plan provides that no more than 1,500,000 shares of common stock may be the subject of awards that are not stock options or stock appreciation rights. In addition, no more than 250,000 shares of common stock may be awarded to any one person in any calendar year, whether in the form of stock options, restricted stock or another form of award.

Stock Options.  Stock option awards may be granted in the form of non-statutory stock options or incentive stock options. Options are exercisable in whole or in such installments as may be determined by the Compensation Committee, except that no stock option may be exercisable more than ten years after the date of grant. The Compensation Committee establishes the exercise price of stock options, which may not be less than the per share fair market value of our common stock on the date of grant. The Board may establish other terms, conditions, restrictions or limitations on any stock option award, including vesting periods and continued employment requirements. The exercise price is payable in cash or shares of common stock, or a combination of cash and common stock, or other consideration as determined by the Compensation Committee.

Stock options granted in the form of incentive stock options are also subject to certain additional limitations, as provided in Section 422 of the Internal Revenue Code of 1986, as amended. The aggregate fair market value of common stock with respect to which incentive stock options may become exercisable by an employee in any calendar year may not exceed $100,000. In addition, any incentive stock option granted to an employee who owns shares of our common stock possessing more than 10% of the combined voting power of all classes of our shares must have an option price that is at least 110% of the fair market value of the shares and may not be exercisable more than five years after the date of grant.

Stock Appreciation Rights.  Stock appreciation rights (SARs) may be granted pursuant to the 2007 Plan either separately or in conjunction with stock options. Upon exercise of a SAR, the holder will receive payment from us equal to the appreciation in market value of the shares of common stock covered by the SAR over the option or grant price of the SAR. The Committee may determine all other terms, conditions, restrictions and limitations on any SAR award, including the manner in which payment of the appreciation in value shall be made.

Restricted Stock Awards.  The Compensation Committee may grant restricted stock awards with such terms, conditions, restrictions or limitations as the Compensation Committee may determine are appropriate, including restrictions on vesting and transferability, requirements for continued employment or service, individual performance or our performance at the corporate, segment or identified business level. However, all time-based restricted stock awards must have a minimum vesting schedule of three years and all performance-based restricted stock awards must have a minimum vesting schedule of one year. During the period in which any shares of our common stock are subject to any conditions, restrictions or limitations, the Compensation Committee may grant to the participant to whom the award was made rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends paid on the shares of common stock.

If restricted stock awards are granted subject to our financial performance, those awards will be earned upon satisfaction of the performance targets related to the performance period established by the Compensation Committee. Performance targets may vary among awards and among participants. The Compensation Committee may establish performance targets in terms of all or any combination of the following: sales, sales growth, gross margins, operating profit, operating profit growth, net income, net income growth, earnings per share, growth in earnings per share, EBITDA, cash flow per share, total stockholder returns, return on equity, return on invested capital, return on net assets employed, common stock price or common stock price appreciation. In determining whether performance targets have been met, the Compensation Committee has discretion to take nonrecurring or extraordinary events or items into account.

Section 162(m) of the Internal Revenue Code of 1986 prohibits a publicly-held corporation from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer and the four next most highly compensated officers of the corporation at the end of a fiscal year. The $1 million compensation deduction limitation does not apply to “performance-based” compensation under Section 162(m) of the Code. To the extent appropriate, restricted stock awards that are made to participants who are subject to Section 162(m) of the Code are intended to qualify under Section 162(m).

Phantom Stock and Restricted Stock Units.  The Compensation Committee may grant awards of phantom stock and restricted stock units, each of which will entitle the participant to receive the market value or the appreciation in value of an equivalent number of shares of common stock on the settlement date determined by the Compensation Committee. The Compensation Committee may determine other terms, conditions, restrictions or limitations on any award of phantom stock or restricted stock units, including restrictions on vesting and transferability, requirements for continued employment or service, individual performance or our performance at the corporate, segment or identified business level, but subject to the minimum vesting schedule described above under “Restricted Stock Awards.” Performance-based phantom stock or restricted stock unit awards shall be subject to satisfaction of one or more of the corporate, segment or identified business performance goals listed above under “Restricted Stock Awards,” as specified by the Compensation Committee. Phantom stock or restricted stock unit awards based on such performance criteria and made to employees subject to Section 162(m) of the Code are intended to qualify under Section 162(m) to the extent appropriate.

Annual Stock Issuance to Non-Employee Directors.  Each non-employee director may receive all or a portion of his or her annual compensation as a non-employee director in the form of common stock, as determined annually by the Board of Directors in its discretion. The amount of annual compensation paid in common stock may vary from year to year. For purposes of determining the number of shares of common stock to be issued, the shares will be valued at the average of the high and low sale price of the common stock on the NYSE on the applicable measurement date.

Annual Incentive Awards.  The Compensation Committee is responsible for administering our annual incentive program, which provides annual bonus opportunities to certain of our employees. The Compensation Committee annually selects the employees who participate in the program and determines the annual bonus opportunity available to each selected employee. Annual bonus opportunities are based on factors and subject to terms and conditions provided in the annual incentive program for the particular year, which may include satisfaction of corporate performance goals, segment or identified business performance goals and individual objectives. A performance bonus will be earned upon satisfaction of one or more of the performance targets listed above under “Restricted Stock Awards,” as specified by the Compensation Committee. Such performance bonus awards are intended to qualify under Section 162(m) of the Code, and the maximum dollar amount of any performance bonus payable to an employee in a calendar year is $10,000,000.

Dividends and Dividend Equivalents.  If an award is granted in the form of a restricted stock award or a phantom stock or restricted stock unit award, the Compensation Committee may choose to grant to the participant who received the award the right to receive dividends or dividend equivalents.

Transferability.  The rights and interest of a participant under the 2007 Plan may not be transferred, except by will or the applicable laws of descent and distribution in the event of the participant’s death.

Adjustments upon Changes in Capitalization.  The number of shares of our common stock as to which awards may be granted under the 2007 Plan (as well as the limitations upon the number of shares subject to awards other than stock options and SARs and subject to awards to an individual in a calendar year) and shares of common stock subject to outstanding awards (together with the exercise price of outstanding stock options or SARs) will be appropriately adjusted to reflect changes in our capitalization, including stock splits, stock dividends, mergers, reorganizations, consolidations and recapitalizations.

Noncompetition.  A key employee or non-employee director may be required to forfeit unexercised, unearned or unvested awards under the 2007 Plan if the Compensation Committee determines that he or she has engaged directly or indirectly in any business or activity that is competitive with our business or is, in the opinion of the Compensation Committee, detrimental to our best interests.

Amendment.  The Board may amend, suspend or terminate the 2007 Plan at any time, subject to applicable shareholder approval requirements. The Compensation Committee may amend any outstanding award agreement, except only with the consent of the participant if the participant’s rights would be impaired and not so as to increase the amount otherwise payable under an award intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Change in Control.  In the event of a change in control (as defined in the 2007 Plan), stock options not otherwise exercisable will become fully exercisable, and all restrictions and conditions previously established (including performance targets, at the target level) with respect to restricted stock, phantom stock and restricted stock unit awards will be deemed to have been satisfied. SAR awards will become exercisable, and we will pay each participant the spread between the base price of the SAR and the price paid in connection with the change in control. With regard to annual incentive awards, all performance targets and individual objectives will be deemed to have been satisfied, and employees participating in the annual incentive program will be entitled to receive payments of bonuses on that basis.

Term.  Awards may be granted under the 2007 Plan for a period of ten years from the date of adoption of the 2007 Plan by the Board, at which date the 2007 Plan will expire without affecting any awards that are then outstanding.

Federal Income Tax Consequences.  For federal income tax purposes, a holder of stock options (“optionee”) does not realize taxable income at the time of the grant of an incentive stock option, a non-statutory stock option or a SAR. Upon the exercise of a non-statutory stock option, we are entitled to a federal income tax deduction and the optionee recognizes ordinary taxable income (subject to withholding) in the amount by which the fair market value of the shares the optionee receives exceeds the option price. Upon the exercise of a SAR, we are entitled to a federal income tax deduction and the participant realizes ordinary taxable income in the amount of the cash or fair market value of the common stock received. On the subsequent sale of shares received upon the exercise of a non-statutory stock option or in payment of SARs, the difference between the fair market value of the shares on the date of receipt and the amount realized on the sale will be treated as a capital gain or loss, which will be short or long term depending on the length of the period for which shares are held prior to sale.

In the case of incentive stock options, the optionee generally does not realize taxable income until the sale of shares received upon exercise of the option. However, the difference between the option price and the fair market value of the stock on the date of exercise is treated as a preference item for purposes of the alternative minimum tax. If the shares are not sold within two years after grant and one year after exercise of the option, any gain or loss realized will be treated as long-term capital gain or loss. We will not be entitled to a deduction for federal income tax purposes in connection with the grant or the exercise of an incentive stock option. If a sale occurs prior to two years after grant or one year after exercise, then the difference between the option price and the fair market value of the stock on the date of exercise (or, if less, the difference between the amount realized on sale and the market value on the date of exercise) is taxable as ordinary income to the optionee and is deductible by us for federal income tax purposes.

In the case of an award of restricted stock, a participant realizes ordinary taxable income (subject to withholding) equal to the fair market value of the shares received as of the first day that such shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. We are entitled to a federal income tax deduction at that time in the same amount. Under Section 83(c)(3) of the Internal Revenue Code, if the sale of shares could subject a participant to suit under Section 16(b) of the Securities Exchange Act of 1934, the shares are treated as subject to a substantial risk of forfeiture and not transferable for a period not to exceed six months from the date of the award of restricted stock.

In the case of phantom stock or restricted stock units, a participant realizes ordinary taxable income (subject to withholding) equal to the cash received on the settlement date. We are entitled to a federal income tax deduction at that time in the same amount.

Vote Required.  Approval of the 2007 Plan requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote at this annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED ADOPTION
OF THE 2007 INCENTIVE COMPENSATION PLAN.

PROPOSAL 3. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accountant for the year 2007 and requests that stockholders confirm such appointment. Ernst & Young audited our consolidated financial statements and management’s report on internal control over financial reporting for 2006. Representatives of Ernst & Young will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions by stockholders. If our stockholders do not confirm Ernst & Young as our independent registered public accountant, the Audit Committee will reconsider the appointment of our independent registered public accountant.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONFIRM THE
APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR 2007.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

Our Board of Directors has four regularly scheduled meetings per year. These meetings are usually held in our headquarters in Cleveland, Ohio. The Board met nine times in 2006. Directors are expected to attend Board meetings, our annual stockholders’ meeting, and the meetings of the committees on which he or she serves. During 2006, each director attended at least 75% of the meetings of the Board and those committees on which he or she served, except that Mr. Demetriou attended 69% of such meetings. Each director in office in May 2006 attended our annual meeting of stockholders held in May 2006.

Our independent directors meet in executive session during each Board meeting. Lead independent director Katharine L. Plourde presides at those executive sessions.

Director Independence

In addition to the independence criteria under the NYSE listing standards, our Board of Directors has adopted additional standards to determine director independence. These standards are located in our Corporate Governance Principles, which can be found in the “Corporate Governance” portion of our website (www.omgi.com).

The Board has affirmatively determined that Richard W. Blackburn, Steven J. Demetriou, Katharine L. Plourde, David L. Pugh and William J. Reidy meet these standards of independence. Mr. Ulsh only recently joined the Board, and the Board has not yet considered whether he meets the independence standards. Mr. Leo Daley served as a director from May 17, 2005 to May 2, 2006 and was independent during his period of service. In assessing Ms. Plourde’s independence, the Board considered her position as a director of one of our suppliers, Pall Corporation. The Board determined that the supply relationship between Pall and us did not impact Ms. Plourde’s independence or affect her ability to exercise independent judgment as our director. In assessing Mr. Reidy’s independence, the Board considered that Mr. Reidy’s daughter is employed by PricewaterhouseCoopers, which provides some of our internal audit, tax and transaction advisory services. Mr. Reidy’s daughter has had no involvement in our account and the Board determined that the relationship did not impact Mr. Reidy’s independence or affect his ability to exercise independent judgment as our director.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee, each composed solely of independent directors as defined by the NYSE listing standards and our Corporate Governance Principles. Each Committee has a charter that can be found in the “Corporate Governance” portion of our website (www.omgi.com).

The Audit Committee, currently composed of Ms. Plourde and Messrs. Blackburn, Demetriou and Reidy, met eight times in 2006. Mr. Reidy is the committee chairman. The committee is responsible for:

•	appointing our independent auditors and monitoring our financial reporting process and internal control system;

•	reviewing and approving in advance any nonaudit services provided by the independent auditor;

•	overseeing the internal audit and risk management functions; and

•	recording, reviewing and resolving as appropriate concerns reported to us regarding accounting, auditing matters or suspected fraud.

In performing its functions, the Audit Committee acts in an oversight capacity for our management processes and systems, internal control structure, financial reporting and risk management. It is not responsible for preparing or assuring the accuracy of our financial statements or filings, or conducting audits of financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined by Rule 10A-3 of the Securities Exchange Act of 1934. The Board also has determined that each Audit Committee member is financially literate and has designated Mr. Reidy as the Audit Committee financial expert. The Audit Committee’s report can be found under “Report of the Audit Committee” in this proxy statement.

The Nominating and Governance Committee, currently composed of Ms. Plourde and Messrs. Blackburn, Demetriou and Reidy, met four times in 2006. Ms. Plourde is the committee chair.

The Nominating and Governance Committee is responsible for:

•	recommending to the Board corporate governance principles;

•	overseeing adherence to the corporate governance principles adopted by the Board;

•	recommending to the Board criteria and qualifications for new Board members;

•	recommending to the Board nominees for appointment or election as directors;

•	recommending to the Board the establishment of committees; and

•	recommending to the Board the composition of committees and the chairs of each.

The process followed by the Nominating and Governance Committee for selecting and nominating directors is explained below under “Process for Selecting and Nominating Directors.”

The Compensation Committee, currently composed of Ms. Plourde and Messrs. Blackburn, Demetriou and Reidy, met five times in 2006. Mr. Demetriou is the committee chairman. The Compensation Committee is responsible for:

•	considering and authorizing the compensation philosophy for our personnel;

•	reviewing and evaluating the chief executive officer’s performance in light of corporate goals and objectives and, together with any outside directors not on the Compensation Committee, setting the chief executive officer’s compensation and approving perquisites;

•	reviewing and authorizing rates of compensation for other executive officers;

•	designating those employees and non-employee directors who will receive awards under our incentive compensation plans, together with the type and size of such grants;

•	determining the bonus levels for key executives and middle management employees under our bonus program; and

•	participating in the analysis of our executive compensation programs as described in the “Compensation Discussion and Analysis” portion of this proxy statement.

Each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, an “outside director” under Section 162(m) of the Internal Revenue Code, and an “independent director” as such term is defined in the NYSE listing standards and under our Corporate Governance Principles. The Compensation Committee has issued a report regarding the “Compensation Discussion and Analysis” portion of this proxy statement, which report can be found immediately following “Executive Compensation” in this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of our directors who served on the Compensation Committee during 2006 was a current or former officer or an employee of ours or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between our executive officers or directors and the board or compensation committee of another entity.

Process for Selecting and Nominating Directors

In its role as the nominating body for the Board, the Nominating and Governance Committee reviews the credentials of potential director candidates (including potential candidates recommended by stockholders, current directors or management) and conducts interviews and makes formal recommendations to the Board for the annual and any interim election of directors. In making its recommendations, the Nominating and Governance Committee considers a variety of factors, including skills, diversity, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with the familiarity and background of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and such other factors as it deems appropriate and in the best interests of us and our stockholders. In addition, the Nominating and Governance Committee has established the following minimum criteria for board membership. Director candidates must have demonstrated integrity and ethics both personally and professionally and have a record of professional accomplishment. Each candidate must be objective, inquisitive, practical, and possess mature judgment, as well as be prepared to represent the long-term interests of all our stockholders. Directors are required to fully participate in Board and committee meetings. Each candidate should not serve on more than three public company boards (including ours) and should not be an executive of a company on which one of our executives is a board member. Further, each candidate (or immediate family member, or affiliate or associate) shall not have any material personal, financial or professional interest in any present or potential competitor of ours. The Nominating and Governance Committee has retained a third-party search firm to assist in the identification of director candidates.

As part of the settlement of the shareholder derivative lawsuits that were brought in connection with the decline in our stock price after the third-quarter 2002 earnings announcement, we have established a procedure for the appointment of two stockholder-nominated directors. Under that procedure, a designee appointed by the derivative plaintiffs may work in coordination with our chairman or lead independent director to identify potential director candidates. Prior to the date of this proxy statement, we contacted the derivative plaintiffs’ designee in accordance with the procedure. The designee did not choose to assist in identifying director nominees at this time.

The Nominating and Governance Committee will consider candidates for director who are recommended by stockholders. Stockholder recommendations should be submitted in writing to: Chair of the Nominating and Governance Committee, OM Group, Inc., 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA. The recommendation letter shall include the candidate’s name, age, business address, residence address, and principal occupation, as well as the number of shares of our common stock owned by the candidate. The recommendation letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under Federal securities laws. Finally, the stockholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. The Nominating and Governance Committee may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. A complete copy of our Policies and Procedures for Stockholders to Propose Candidates for Directors is available by writing to our Nominating and Governance Committee Chair.

Communications with the Board

You may contact the Board, the lead independent director or the independent directors as a group by sending a letter marked “Confidential” and addressed to Lead Independent Director, OM Group, Inc., c/o Valerie Gentile Sachs, Secretary, 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA.

Code of Conduct and Ethics and Corporate Governance Principles

Our Code of Conduct and Ethics applies to all of our employees, including our chief executive officer, our chief financial officer and our controller. The Code of Conduct and Ethics, our Corporate Governance Principles and all committee charters are posted in the Corporate Governance portion of our website (www.omgi.com). A copy of any of these documents is available in print free of charge to any stockholder who requests a copy by writing to OM Group, Inc., 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA, Attention: Gregory J. Griffith, Vice President, Strategic Planning, Development and Investor Relations.

Certain Relationships and Related Transactions

There were no transactions between us and our officers, directors or any person related to our officers or directors, or with any holder of more than 5% of our common stock, either during 2006 or up to the date of this proxy statement.

We review all transactions between us and any of our officers and directors. Our Code of Conduct and Ethics, which applies to all employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with the best interests of us or our stockholders. In addition, our Corporate Governance Principles include procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among us and our officers and directors. The Board reviews any transaction with a director to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no interest in the matter and discusses the transaction with counsel as necessary. The Board has delegated the task of discussing, reviewing and approving transactions between us and any of our officers to the Audit Committee.

SECURITY OWNERSHIP OF DIRECTORS,
EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning the number of shares of our common stock beneficially owned by our current directors, the named executive officers included in the summary compensation table in this proxy statement, and all our directors and executive officers as a group as of January 31, 2007. As of January 31, 2007, Mr. Scaminace beneficially owned approximately 1.0% of our outstanding shares of common stock and all directors and executive officers as a group beneficially owned approximately 1.6% of our outstanding shares of common stock.

The totals shown below for each person and for the group include shares held personally, shares held under our Profit-Sharing Plan, and shares acquirable within 60 days of January 31, 2007 by the exercise of stock options granted under our equity compensation plans. Each person has sole voting and investment power with respect to all shares shown.

Amount and Nature of Beneficial Ownership
as of January 31, 2007

Name of	Direct or Indirect	Profit-Sharing	Exercisable
Beneficial Owner	Ownership	Plan	Options	Total

Marcus P. Bak	10,827	1,670	14,000	26,497
Richard W. Blackburn	2,000	—	—	2,000
Steven J. Demetriou	—	—	—	—
Stephen D. Dunmead	11,750	210	56,000	67,960
Kenneth Haber	9,750	—	—	9,750
Katharine L. Plourde	1,000	—	2,700	3,700
David L. Pugh	—	—	—	—
William J. Reidy	—	—	3,220	3,220
Valerie Gentile Sachs	9,750	—	16,667	26,417
Joseph M. Scaminace	204,094	—	102,582	306,676
Gordon A. Ulsh(1)	—	—	—	—
All directors and executive officers as a group (consisting of 12 persons)	253,791	1,880	215,169	470,840

(1)	Mr. Ulsh was appointed as a director on February 16, 2007.

The following table sets forth information concerning each person known to us to be the beneficial owner of more than 5% of our outstanding common stock as of December 31, 2006, which is the latest date for which we know such information.

Name and Address	Amount and Nature
of Beneficial Owner	of Beneficial Ownership	Percent of Class

Goldman Sachs Asset Management, L.P.	3,040,346	10.4%
32 Old Slip New York, New York 10005(1)
FMR Corporation	2,684,950	9.14%
82 Devonshire Street Boston, Massachusetts 02109(2)
Barclays Global Investors, NA	1,596,906	5.43%
45 Fremont Street San Francisco, California 94105(3)

(1)	Information regarding share ownership was obtained from Schedule 13G filed on January 10, 2007 by Goldman Sachs Asset Management, L.P., which is an investment advisor registered under the Investment

Advisers Act of 1940. Goldman Sachs Asset Management, L.P. has sole voting power with respect to 2,606,807 of the shares listed above and has sole dispositive power with respect to all 3,040,346 shares shown.

(2)	Information regarding share ownership was obtained from the Schedule 13G/A filed jointly on January 10, 2007 by FMR Corp., Edward C. Johnson 3d, Fidelity Management & Research Company (“Fidelity”) and Fidelity Low Priced Stock Fund. The ownership of Fidelity Low Priced Stock Fund amounted to 2,600,000 shares or 8.853% of the common stock outstanding. Fidelity Low Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 2,637,450 shares owned by the Fidelity Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Edward C. Johnson 3d is Chairman of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR Corp. having its principal business office at 53 State Street, Boston, Massachusetts 02109, is the beneficial owner of 47,500 shares, or 0.162% of the Class A shares, as a result of its serving as investment manager of the institutional accounts owning such shares. Edward C. Johnson 3d and FMR Corp., through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 47,500 shares and sole power to vote or direct the voting of 47,500 shares owned by the institutional accounts as reported above.

(3)	Information regarding share ownership was obtained from the Schedule 13G filed jointly on January 23, 2007 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investor, LTD, Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited. Barclays Global Investors, NA has an aggregate beneficial ownership of 643,853 of the shares listed above which represents 2.19% ownership of the class, has sole voting power with respect to 516,616 of the shares listed above and has sole dispositive power with respect to 643,853 of the shares listed above. Barclays Global Fund Advisors, an investment advisor registered under the Investment Advisers Act of 1940, located at the above-listed address, has an aggregate beneficial ownership of 934,283 of the shares listed above which represents 3.18% ownership of the class, and has sole voting power and sole dispositive power to the 934,283 shares. Barclays Global Investors, LTD, located at Murray House, 1 Royal Mint Court, London, EC3N 4HH, a bank as defined by the Securities Exchange Act of 1934, has an aggregate beneficial ownership of 18,770 of the shares listed above which represents 0.06% ownership of the class, and has sole voting and sole dispositive power to the 18,770 shares. Each of Barclays Global Investors Japan Trust and Banking Company Limited, a bank as defined by the Securities Exchange Act of 1934, and Barclays Global Investors Japan Limited, an investment advisor registered under the Investment Advisers Act of 1940, located at Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan, has no beneficial ownership of the shares listed above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the following aspects of our compensation system as it applies to our executives:

•	Our compensation philosophy and objectives;

•	The means we employ to achieve our compensation objectives, including the establishment of targeted total direct compensation and the mix within that compensation;

•	The elements of compensation that are included within total direct compensation as well as compensation items in addition to total direct compensation; and

•	The reasons we have elected to pay these elements of compensation to achieve our compensation objectives and how we determine the amount of each element.

Compensation Philosophy and Objectives

Prior to 2006, we did not have a distinctly articulated compensation philosophy. In late 2005, the Compensation Committee of our Board engaged Towers Perrin, a global human resource consulting firm, to undertake interviews of our senior management and directors to determine their respective understandings of our compensation structure and programs. These interviews also solicited the views of senior management and directors with respect to the compensation structure and programs they believed would assist in accomplishing the compensation objectives and supporting the corporate strategy of the organization. Based upon the information developed from these interviews and following a review of best industry practices, we have established an articulated compensation philosophy with the following primary objectives:

•	Attract, retain and encourage the development of highly qualified and motivated executives;

•	Provide compensation that is competitive with our peers and defined marketplace;

•	Recognize and reward strong individual performance, on both an annual and long-term basis and in a fashion that aligns the interests of executives with those of our stockholders;

•	Enhance the connection between our business results and the compensation of executives; and

•	Balance the cost of executive compensation with the targeted goals to be achieved.

Means of Achieving Our Compensation Objectives

Targeted Total Direct Compensation

Our primary focus in compensating executives is “targeted total direct compensation,” which is comprised of base salary, annual bonus and the estimated value of long-term stock-based incentives.

In order to establish targeted total direct compensation for our senior management, we collected competitive data for base salaries, annual bonuses and long-term stock-based incentive awards. Because our market for executive talent is national, competitive data reflected the compensation of executives at companies of comparable size and complexity on a nationwide basis. In addition, the information collected related to both metal companies and specialty chemical companies, since there were no companies operating at the beginning of 2006 in both of our business segments, nickel and cobalt-based specialty chemicals. Most of the companies reviewed were publicly traded in the United States and had annual sales that ranged from approximately one-half to twice our sales for 2006, a range that we find acceptable for officer compensation comparisons. While the group includes some companies outside this range, the majority of companies fall within these guidelines. The median company in the group has sales comparable to ours. The companies comprising the group reviewed are:

Commercial Metals Company	Oregon Steel Mills, Inc.	PolyOne Corporation
AK Steel Holding Corporation	Gibraltar Industries, Inc.	Georgia Gulf Corporation
Precision Castparts Corp.	Century Aluminum Company	FMC Corporation
Allegheny Technologies Incorporated	Kaiser Aluminum Corporation	Cabot Corporation
Reliance Steel & Aluminum Co.	Steel Technologies Inc.	Albemarle Corporation
IPSCO Inc.	Tredegar Corporation	Hercules Incorporated
Worthington Industries Inc.	Olympic Steel Inc.	Ferro Corporation
Harsco Corporation	Wolverine Tube, Inc.	H.B. Fuller Company
Olin Corporation	Titanium Metals Corporation	A. Schulman Inc.
Steel Dynamics, Inc.	The Lubrizol Corporation	Spartech Corporation
Quanex Corporation	RPM International Inc.	Arch Chemicals, Inc.
Cleveland-Cliffs Inc.	Chemtura Corporation	Kronos Worldwide, Inc.
Mueller Industries, Inc.	Cytec Industries Inc.	Minerals Technologies Inc.
Carpenter Technology Corporation	Solutia Inc.	GrafTech International Ltd.
Chaparral Steel Company	Valspar Corporation	OMNOVA Solutions Inc.
Wheeling Pittsburgh Steel Corporation	W.R. Grace & Co.	MacDermid Incorporated

In addition to data derived from the public documents of peer companies, we review data obtained from nationally recognized compensation surveys for a broad range of companies of comparable size and similar revenues. This additional information helps confirm peer results and represents the broader market in which we compete for senior executives.

We used this competitive data as a benchmark for analyzing each executive position. In addition, we took into consideration the facts that our chief executive officer and our general counsel were hired in 2005 and our chief financial officer was hired in early 2006, and that each of them had agreed upon individual competitive compensation packages at the times of hire. For our senior executives, we established targeted total direct compensation following a review of competitive data, commitments made to them upon hiring (with respect to those newly hired executives), and their actual responsibilities without regard to titles. The amounts established approximate the applicable market medians, except as explained below regarding our chief executive officer. We believe an approximate market median result is appropriate for our executives because we expected to achieve at least median performance and that result balances the cost of the compensation program with the expected performance.

While we target total direct compensation at the market median, an executive’s actual total direct compensation could vary significantly depending upon the relationship between our actual performance and target results. If our results are well above target performance, executives have the opportunity to earn compensation that is well above the relevant market median. Conversely, executives may earn compensation that is well below the relevant market median if our performance is well below target levels.

The exception to this market median result is our chief executive officer. His targeted total direct compensation level generally is in the competitive top quartile. This reflects his recruitment in 2005 and his resulting employment agreement with us. His base salary, annual bonus and target stock-based compensation levels were required to attract him to us. They were also intended to replace the opportunities he received as president and chief operating officer of The Sherwin-Williams Company, a company that was several times larger than us. Our chief executive officer’s recruitment package reflected our board’s desire to retain an appropriate individual to lead our business transformation.

Compensation Mix

We compensate our executives through a combination of base salary, annual bonus and long-term stock-based incentive awards. We balance that compensation among fixed and variable compensation, short- and long-term compensation, and cash as well as stock-based compensation. The satisfaction of performance criteria is part of the determination of an executive’s annual bonus and long-term incentive compensation. The most senior executives, those who are able to more directly influence our performance and strategic direction, have incentive compensation opportunities that are predominately tied to the achievement of specific, company-wide financial targets. For executives with responsibility for a business operation, incentive compensation also is tied to the achievement of specific business segment or unit performance targets and/or operational goals that are more directly influenced by that individual.

The amount of targeted total direct compensation of executives is allocated among the various types of compensation in a manner designed to achieve our overall compensation objectives. Our resulting compensation mix for the various executive levels for 2006 was approximately as follows:

		Annual Target	Long-Term Stock-
Executive Position	Base Salary	Bonus	Based Awards

Chief Executive Officer	30%	30%	40%
Chief Financial Officer	40%	25%	35%
Executive Level Vice Presidents*	43%	22%	35%
Other Vice Presidents and equivalents*	48%	24%	28%

*	Actual percentages vary among our executive level vice presidents and the other vice presidents and equivalent positions because base salaries vary for individuals within these categories and bonuses are based upon a percentage of base salary.

Elements of Direct Compensation

Base Salary

We use base salaries to provide a predictable level of current income. Our base salaries are designed to assist in attracting, retaining and encouraging the development of qualified executives. The amount of each executive’s annual base salary is based on that executive’s position, skills and experience, individual performance and the salaries of executives in comparable positions and responsibilities at peer companies. It may also reflect an executive’s compensation level prior to joining us. In addition, since there also is competition for executives on a local basis across varying industries, we also review local conditions to confirm the competitiveness of our base salaries. When establishing base salaries for our executives, we do not take into account any awards previously made, including the results of equity-based awards under our long-term incentive plans. In the case of the chief executive officer, the compensation committee assesses his performance and determines his base salary level. For other executives, our chief executive officer assesses their performance and makes recommendations of base salary levels for consideration by the compensation committee.

A number of our senior executives have joined us recently and have base salaries that are derived from amounts agreed upon at the time of commencement of their employment. For Mr. Scaminace, our chief executive officer, we agreed to a base salary of $850,000 at the time of his employment in mid-2005. The base salary reflected the amount agreed upon at the time of his employment taking into consideration his compensation at The Sherwin-Williams Company, where he had been the president and chief operating officer, and the requirements of the chief executive officer position with us. Since Mr. Scaminace joined us in mid-2005, his base salary did not increase for 2006. Under the terms of Mr. Scaminace’s employment agreement with us, which has a term ending on May 31, 2008, his annual base salary cannot be less than $850,000. In early 2007, Mr. Scaminace’s annual base salary was increased to $882,300, based upon his achievement of performance goals and objectives established at the beginning of 2006, including the achievement of certain financial targets, refinement and execution of the strategic plan, development of accountability in our compensation systems, improvement in communication with internal and external stakeholders, the development of future leadership, and a review of the base salary levels for chief executive officers of companies within our peer group.

Similarly, the 2006 base salaries of Mr. Haber, who became chief financial officer in March 2006, and Ms. Sachs, who joined us as general counsel in September 2005, were agreed upon at the respective times of hire. The base salary of $325,000 for each of Mr. Haber and Ms. Sachs took into consideration their respective compensation at previous employers and the requirements of their respective positions with us. In early 2007, the annual base salaries of Mr. Haber and Ms. Sachs were increased to $337,400, based upon an assessment of their individual skills and competencies, including their level of respective achievement of specific performance goals and objectives that were established early in 2006, and upon increases in the base salary level for executives in those positions with companies within our peer group.

Mr. Dunmead and Mr. Bak, who were the general managers of our two business segments during 2006, each had base salaries of $348,140 for 2006. We set these base salaries at the beginning of 2006, at which time we concluded they were appropriate based on the requirements of the positions, the skills and experience they each brought to us and their performance in 2005. In early 2007, Mr. Dunmead’s base salary was increased to $360,740, based upon an assessment of his individual skills and competencies, including his level of achievement of specific performance goals and objectives that were established at the beginning of 2006, and upon increases in the base salary level for executives in similar positions with companies within our peer group. On March 1, 2007, we completed the sale of our nickel business to a third party. Mr. Bak is the vice president and general manager of our nickel business, and we expect that Mr. Bak’s employment with us will not continue past March 31, 2007. Accordingly, Mr. Bak’s base salary was not considered for adjustment in 2007. However, in connection with the sale of the nickel business, we agreed to pay Mr. Bak a retention bonus of $348,140 and agreed to certain severance payments, which are described under “Potential Payments upon Termination or Change in Control” in this proxy statement.

Annual Bonus

As part of the development of our new compensation philosophy described above, we requested Towers Perrin to undertake a review of our annual bonus practices and provide competitive data about annual bonuses. As a result of that process, we concluded our annual bonuses historically had not had a strong relationship to our business results, had been granted and paid generally on a subjective basis and were generally below the bonus opportunities of our peer companies. In addition, in connection with the recent hiring of executives, we had agreed upon annual bonus opportunities that rewarded strong performance at higher levels than our historical annual bonuses, as we determined that those higher bonus levels were consistent with then-current market practices.

As a result of these considerations, in 2006 we modified our annual bonus program to provide employees, including executives, with the opportunity to be rewarded based upon our financial performance above established goals. Our current annual bonus program is intended to provide incentives for executives to endeavor to achieve targeted annual goals and receive rewards when those goals are met or exceeded. When combined with base salaries, annual bonus opportunities for our executives generally are set to provide competitive total cash compensation when target performance goals are met.

Under our current annual bonus program, an overall bonus pool is funded based upon corporate results as measured by our operating profit. We calculate operating profit by deducting from our net sales the cost of products sold (including depreciation and amortization) and selling, general and administrative expenses of our total business, including the results of discontinued operations. The overall bonus pool may be funded at a threshold level, a target level or a maximum level, depending upon our actual performance. These levels are designed to reflect operating profit that ranges from an acceptable return to stockholders (threshold), to a more demanding but achievable result (target) and finally to a stretch objective that normally would be achieved only periodically (maximum). Under the annual bonus program, all bonuses are calculated on a linear basis between these threshold and maximum levels. No bonuses are paid if our operating profit is not at least at the established threshold level, and no additional bonuses are earned if our operating profit exceeds the established maximum level.

For our 2006 bonus plan, we established the following operating profit objectives: threshold of $55.0 million, target of $78.0 million and maximum of $105.3 million. The target objective was based upon our budgeted operating profit for 2006 and the threshold and maximum objectives were set to reflect potential variances from our budgeted operating profit based upon our historical business results. Bonuses are self-funded in the sense that the threshold, target and maximum operating profit objectives are net of the aggregate amount that would be payable as bonuses at each level. Our actual operating profit for 2006 (including discontinued operations) was $301.2 million and thus the overall bonus pool for 2006 was funded at the maximum level. In 2006, our business model was primarily based on commodity metal pricing, which experienced significant price volatility during

2006. This volatility resulted in exceptional and unpredictable earnings for the year. However, under the terms of the program, no additional executive bonuses were earned as a result of our 2006 operating profit being in excess of the $105.3 million maximum established by the Compensation Committee.

Annual bonuses are paid in cash based upon varying factors established for each executive level. As more fully described below, some executive bonuses are based upon corporate performance, some are based upon a combination of corporate performance and satisfaction of individual goals, and some are based upon a combination of corporate performance, satisfaction of business segment or unit goals, and satisfaction of individual goals. These factors are weighted and based upon specific bonus opportunities that are established for various executive levels as described below. We selected these weightings and bonus opportunities based upon competitive criteria and after obtaining the advice of our human resources consultant, and they also reflect our subjective determination of appropriate threshold, target and maximum goals. Our chief executive officer has the discretion to recognize extraordinary individual contributions separately from application of the applicable objective factors and pay an individual above the levels described. In addition, notwithstanding the performance criteria established for bonuses, the Compensation Committee reviews the proposed bonus compensation for our executives following the availability of operating profit information for a completed year and in light of the individual performance reviews for executives eligible to receive bonuses, and it has the authority to exercise discretion in approving the amount of any bonus.

For 2006, the sole performance criteria for Mr. Scaminace was operating profit. We selected this measure because of its direct correlation with the interests of our stockholders — to drive consistency in our profit performance. In keeping with our approach of balancing compensation among fixed and variable compensation, short- and long-term compensation and cash as well as stock-based compensation, we established the target bonus level for Mr. Scaminace at $850,000 for 2006, which reflected 100% of his base salary and 30% of his targeted total direct compensation for 2006. The terms of our annual bonus program as applied to Mr. Scaminace for 2006 provided for him to earn 20% of his base salary if actual operating profit was at threshold and 200% of his base salary if actual operating profit met or exceeded the maximum level. For 2006, Mr. Scaminace was paid his maximum annual bonus of $1,700,000 as our operating profit exceeded the established maximum level and the Compensation Committee did not exercise any discretion to reduce or increase his award. Our annual bonus program will apply to Mr. Scaminace in a comparable fashion for 2007.

For senior executives who do not have responsibility for a business operation, 80% of their annual bonus opportunity is based on operating profit and 20% is based on individual performance objectives determined at the start of each year. Their respective bonus opportunities are in keeping with the approach described above to balance the mix of compensation. Mr. Haber and Ms. Sachs are included in this group of senior executives. Mr. Haber’s target bonus opportunity for 2006 was $195,000, which was 60% of his base salary. Ms. Sachs’s target bonus opportunity for 2006 was $162,500, which was 50% of her base salary. For 2006, Mr. Haber could have earned a bonus between 12% and 120% of his base salary, and Ms. Sachs could have earned a bonus between 10% and 100% of her base salary, depending upon the level of actual operating profit as compared to established operating profit (as described above), and assuming satisfaction of their respective individual performance objectives. For 2006, Mr. Haber and Ms. Sachs each earned the maximum applicable annual bonus opportunity, which was $390,000 for Mr. Haber and $325,000 for Ms. Sachs, since our operating profit exceeded the established maximum level (as described above) and since they each met their individual performance objectives. Mr. Haber’s individual performance objectives for 2006 were to achieve a specific cash flow objective and reduce material weaknesses in our financial controls. Ms. Sachs’s individual performance objectives for 2006 were development of our legal department, resolution of certain legacy legal issues (including litigation with our former chief executive officer, which settled in February 2007), and monetizing our nickel business. No discretion was exercised by our chief executive officer or the Compensation Committee to modify the amounts of bonuses otherwise earned by Mr. Haber or Ms. Sachs. Our annual bonus program will apply to Mr. Haber and Ms. Sachs in a comparable fashion for 2007.

For senior executives with responsibility for a business segment or unit, their performance goals are weighted toward the operational performance of the business segment or unit that they influence. This increases the effectiveness of our bonus program because it rewards individuals for results that they have some immediate ability to control and influence. For these executives, 40-80% of their annual bonus opportunity is based upon our operating profit, up to 40% is based upon their respective business segment or unit performance and 20% is based upon individual performance objectives determined at the start of each year. Their respective bonus opportunities are in keeping with the approach described above to balance the mix of compensation. Mr. Dunmead and Mr. Bak were included in this group of senior executives for 2006.

Mr. Dunmead and Mr. Bak each had target bonus opportunities for 2006 of $174,070, which was 50% of his base salary. For 2006, each of these executives could have earned between 10% and 100% of his base salary, depending on the level of actual operating profit as compared to established operating profit (on the basis described above), his business segment performance and his individual performance. For 2006, Mr. Dunmead earned his maximum applicable bonus opportunity of $348,140. This bonus amount resulted from achievement of the established maximum levels of operating profit and business segment performance for which Mr. Dunmead had responsibility, each of which represented 40% of his bonus opportunity, together with satisfaction by Mr. Dunmead of his individual performance objectives, which represented the remaining 20% of his bonus opportunity. Mr. Dunmead’s individual performance objectives for 2006 were to achieve certain production levels at our joint venture operation in the Democratic Republic of Congo, integration of a recent acquisition in Asia and successful launch of a new information system at one of the facilities in our Specialties business segment. Our annual bonus program will apply to Mr. Dunmead in a comparable fashion for 2007.

For 2006, Mr. Bak earned a bonus of $341,000, which was 98% of his maximum applicable bonus opportunity. This bonus amount resulted from achievement of the established maximum levels of operating profit and business segment performance for which Mr. Bak had responsibility, each of which represented 40% of his bonus opportunity, together with satisfaction by Mr. Bak of most, but not all, of his individual performance objectives, which represented the remaining 20% of his bonus opportunity. As indicated above, we do not expect Mr. Bak to be employed by us after March 31, 2007. Under the terms of his retention agreement, described below under “Potential Payments upon Termination or Change in Control,” Mr. Bak will be entitled to a prorated bonus for 2007.

Long-Term Stock-Based Compensation

Historically, the primary form of our long-term incentive compensation consisted of nonqualified stock options. We selected stock options because we believed they were a competitive form of compensation expected by our senior management and because we would receive a corporate tax deduction upon exercise of an in-the-money option. With the change in the accounting treatment of options, we, like many companies, re-examined the cost and competitive need for options, which process included a review of competitive data regarding stock-based awards. We determined that a combination of stock options, time-based restricted stock and performance-based restricted stock would provide a package of incentive compensation that would more effectively motivate executives, reinforce the need for strong long-term financial results, continue to align the interests of our executives with the interests of our stockholders, build executive stock ownership among a new management team, retain executives in a cyclical business embarking upon a significant transformation and balance the cost of the incentives with the targeted results. Because of the potential adverse tax consequences to us of paying compensation that is not performance-based, we sought and received stockholder approval in 2006 to modify the terms of our 2002 Stock Incentive Plan to include performance criteria for grants of restricted stock. In addition, as described in this proxy statement under “Proposal 2. 2007 Incentive Compensation Plan,” we are proposing for stockholder approval a new incentive compensation plan to replace our existing long-term incentive compensation plans.

In 2006, we established targeted long-term stock-based compensation opportunities by salary range for senior management based upon executive position and competitive market information. The target is expressed as a monetary value that is derived from a percentage of an executive’s base salary and is meant to equal median levels for executives in comparable positions at similar size companies and peer organizations. The targeted long-term stock-based compensation value is balanced among stock options (50%), time-based restricted stock (20%) and performance-based restricted stock (30%). The stock options are designed to maintain a strong tie between the interests of our executives and our stockholders because options produce rewards to executives only if our stock price increases. Time-based restricted stock is designed to retain and build equity ownership among a new management team about to undertake significant change. Performance-based restricted stock is designed to provide incentives and rewards for achieving specified longer-term financial results as well as increasing our common stock price. The mix between reward elements emphasizes performance rewards (80% of the total delivered as options and performance-based restricted stock) more than service-based rewards (20% in the form of time-based restricted stock). Moreover, it strikes what we consider a reasonable balance between stock price appreciation awards (50% of the total as options) and those based on sustained long-term financial results (30% as performance-based restricted stock).

The Compensation Committee also grants awards under our long-term incentive compensation plans to employees who are not included in our senior executive group. Awards to these participants historically have been in the form of stock options. For tax reasons, awards made to executives and other participants who are not U.S. residents generally are made in the form of stock options.

In 2006, we established target grant guidelines for each element for each executive. They were based on several factors, including our historical stock price performance for 2005, the estimated present value associated with each award element, an executive’s relative level, the monetary value of an executive’s target long-term stock-based compensation and the targeted mix of long-term incentive opportunities. Target grants are generally awarded to all eligible participants, although the chief executive officer may make recommendations to the Compensation Committee to adjust an individual’s awards based on the individual’s performance, responsibilities or involvement in strategic initiatives.

To reinforce the commitment to long-term results and retain executives, our long-term awards fully vest in three years. Our stock options become exercisable in equal increments over a three-year period. Time-based restricted stock awards vest three years after their grant date. Performance-based restricted stock awards are earned only upon satisfaction of performance targets relating to a three-year period (for example, for awards granted in May 2006, the three-year period will end December 31, 2008).

We award performance-based restricted stock at the maximum value, which is double the target value, shortly after the start of each performance period. In order for performance-based restricted stock to be earned, we must achieve specified performance goals for the three-year performance period covered by the award. We established two performance criteria for the performance-based restricted stock awards made in 2006: total operating profit and average return on net assets, in each case for the applicable three-year period. Both of these measures are based on consolidated results, with no weights given to business unit or individual performance. This approach emphasizes the need for our senior executives to focus on the overall company performance that will ultimately create value for stockholders. We believe that these measures are important in terms of achieving desired profitability and effectively managing our assets, key financial measures of our long-term success. These performance criteria are weighted equally and each will determine vesting of up to 50% of the total performance-based restricted shares. Based on our actual operating profit over the three-year performance period, between 0% and 50% of the total performance-based restricted shares will vest. Based on our actual return on net assets over the three-year performance period, between 0% and 50% of the total performance-based restricted shares will vest. No shares will be earned if total operating profit for the three-year period is not above the established threshold level, regardless of the average return on net assets for the period. Shares will be earned on a linear basis between the established threshold and maximum levels. These performance criteria are among those approved by our stockholders, with the result that we expect the value of any earned performance-based restricted stock to be tax-deductible by us.

Our established performance levels were designed to reflect reasonable performance that would be minimally acceptable to stockholders and achieved fairly frequently (threshold), performance that is more demanding and should be achieved approximately one-half of the time (target), and outstanding performance that would be met relatively infrequently (maximum). However, our business historically has been and currently remains significantly exposed to metal price volatility, which has caused material variations in our results from year to year. This reality must be taken into account when considering the likelihood of achieving established performance measures during a future three-year performance period. In addition, the recent sale of our nickel business and our related strategic transformation plan make any prediction of such likelihood even more uncertain as regards the 2006-2008 performance period.

Our named executive officers received the following equity-based awards for 2006, which are generally consistent with the approach outlined above:

			Performance-Based	Time-Based Restricted
Executive	Stock Options		Restricted Stock(1)	Stock

J. Scaminace	67,744	(2)	30,400	7,500
K. Haber	10,500		7,650	2,100
S. Dunmead	10,500		7,650	2,100
M. Bak	10,500		7,650	2,100
V. Sachs	10,500		7,650	2,100

(1)	Maximum award. Target awards are one-half of this level.

(2)	Mr. Scaminace’s option grant was made in December 2005 under the terms of his employment agreement. This award was taken into account as part of his targeted long-term stock-based compensation for 2006.

In establishing award levels, we may or may not consider the equity ownership levels of the recipients or compensation previously paid, including prior stock-based awards that are fully vested. Our primary focus is to retain executives in light of prevailing competitive conditions and to motivate executives in ways that support our strategic direction. Accordingly, we will consider taking such equity ownership and prior compensation and awards into account only if we believe it would be consistent with our corporate interests.

Our current and intended future practice is to make long-term stock-based awards at the first Compensation Committee meeting held following the availability of preliminary financial results for the previous fiscal year and availability of the current year operating plan. This meeting customarily is held in February in conjunction with our regularly scheduled Board meeting, and this practice permits us to consider the preliminary prior-year results and future expectations when making new grants. We made stock option and long-term time-based restricted stock awards on February 7, 2007. We deferred the grant of long-term performance-based restricted stock awards until March 9, 2007, in order to permit the Compensation Committee to appropriately consider the March 1 sale of our nickel business and the potential use of proceeds from that sale in establishing performance objectives for the 2007 awards. From time to time, we also may grant awards in connection with new hires and promotions, at the time of those events. We grant stock options only with an exercise price equal to or greater than the market price of our common stock on the grant date. We do not attempt to time the grant of stock-based awards to the release of material nonpublic information. Our practice is to publicly release financial results for completed annual and quarterly periods at approximately the same time we file the required annual or quarterly report with the SEC.

Other Compensation Elements

Special Recognition Bonus

On February 7, 2007, the Compensation Committee provided special recognition bonuses to several members of our senior management group. These bonuses were in amounts approximating their target 2006 bonus opportunities, with one-half of the bonus payable in cash and one-half of the bonus payable in performance-based restricted stock. The cash portion related to performance in 2006 and was paid in February 2007. The performance-based restricted stock is subject to achievement of an established earnings target for our Specialties business segment during any one of the years in the three-year period ending December 31, 2009. The Compensation Committee awarded these bonuses to acknowledge the substantial time and effort spent by each of these individuals in the sale of the nickel business and to motivate these key executives to continue our transformation by growing our Specialties business through organic growth and strategic acquisitions. The bonuses were as follows:

Name	Total Bonus	Cash	Restricted Stock

K. Haber	$195,000	$97,500	1,906 shares
S. Dunmead	174,000	87,000	1,700 shares
V. Sachs	162,000	81,000	1,583 shares

Perquisites

We reviewed our perquisite practices as part of the overall review of compensation undertaken in early 2006. Perquisites for our senior executives other than Mr. Scaminace were limited in 2006 to an $18,000 annual car allowance and dues for one club (two clubs for Mr. Dunmead). Mr. Scaminace received no perquisites. Annual dues for clubs ranged from $5,160 to $8,250. Executives are not permitted to use our corporate jet for personal travel. We have season tickets to Cleveland-based professional basketball, baseball and football games and from time to time have tickets to musical, theatrical, dance and other performing arts events. These tickets are primarily intended to be used to entertain customers and suppliers. On those occasions when tickets are not used for business-related entertainment, they may be used by a wide range of our employees, including our executives, through a lottery process or on an invited basis.

The incremental costs of the perquisites furnished to our named executive officers during 2006 are included in the “All Other Compensation” column of the Summary Compensation Table below.

In February 2007, our Board decided to eliminate the car allowance and club dues perquisites described above. Subsequent to March 31, 2007, in lieu of receiving any specific perquisites or personal benefits, each of our senior executive officers other than Mr. Scaminace will receive an annual payment of $25,000. Mr. Scaminace will not receive this annual payment as he does not receive any perquisites.

Retirement Plans

Our senior executives participate in our qualified profit-sharing plan that is available generally to all of our employees and also participate in our benefit restoration plan, which is a nonqualified “excess” plan available to employees with base salaries in excess of certain limits imposed by the Internal Revenue Code for qualified plans ($220,000 for 2006). These plans are designed to encourage savings for retirement, as we do not maintain a defined benefit plan that provides a specified level of income following retirement. Our contributions to these plans for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table below. Our benefit restoration plan is discussed below under “Nonqualified Deferred Compensation.”

Change in Control Agreements and Severance Agreements

We have entered into change in control agreements with all of our senior executives. We believe that the change in control agreements serve to protect us against the loss of key executives in the context of the current uncertainty in our business model and our transformation to a more customer-focused, value-added business. We also have severance agreements with all of our senior executives, which are designed to protect our executives in the event of their termination as a result of the sale of nickel business and the related change in our overall business. These agreements are discussed below under “Potential Payments upon Termination or Change in Control.”

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to the chief executive officer or the four next most highly compensated executive officers. However, compensation in excess of $1 million is deductible if it meets the criteria for being “performance based” within the meaning of Section 162(m). Our stock option and performance-based restricted stock awards satisfy the conditions for being “performance based” under Section 162(m). Time-based restricted stock awards and bonuses paid under our annual bonus plan do not currently satisfy the Section 162(m) “performance-based” conditions.

We generally endeavor to award compensation in a manner that satisfies the conditions for tax deductibility. However, we will not necessarily limit executive compensation to amounts deductible under Section 162(m), but rather intend to maintain the flexibility to structure our compensation programs so as to best promote our interests and the interests of our stockholders. For instance, we have established Mr. Scaminace’s targeted total direct compensation at the level described above, even though it may not be fully deductible, because we believe such compensation is appropriate under relevant market conditions and is consistent with the objectives of our executive compensation program as applied to Mr. Scaminace.

Summary Compensation Table

Described below is a summary of the provisions of the employment agreements that we have with certain named executive officers and the restricted stock and stock option programs that are part of our compensation strategy, together with a summary of the 2006 total compensation of each named executive officer.

Employment Agreements

On May 26, 2005, we entered into an employment agreement with Mr. Scaminace that provides for Mr. Scaminace’s employment as our chief executive officer for a term beginning on June 13, 2005 and continuing until May 31, 2008. Under the terms of the agreement, Mr. Scaminace received an annual base salary in 2006 of $850,000 and is eligible for an annual bonus. Under the terms of his employment agreement, Mr. Scaminace was granted an award of 166,194 shares of our restricted common stock. The restricted common stock will vest on May 31, 2008 if Mr. Scaminace remains employed by us on that date. In addition, Mr. Scaminace was granted options to purchase 254,996 shares of our common stock, of which options for 80,001 shares vested on May 31, 2006, options for 85,050 shares will vest on May 31, 2007 and options for 89,945 shares will vest on May 31, 2008, if Mr. Scaminace remains employed by us on those dates. The options that vested in 2006 have an exercise price equal to the market price for common stock on the date of the grant ($24.89), while the remaining options have exercise prices set above the grant date market price for common stock ($28.67 for the options vesting in 2007 and $33.67 for the options vesting in 2008).

On September 7, 2005, we entered into an employment agreement with Ms. Sachs that provided for Ms. Sachs’s employment as vice president, general counsel and corporate secretary beginning on September 26, 2005. Under the terms of the agreement, Ms. Sachs received an initial annual base salary of $325,000 and is eligible for an annual bonus. Under the terms of her employment agreement, Ms. Sachs was granted options to purchase 50,000 shares of common stock, which will vest in equal annual increments over a three-year period if Ms. Sachs remains employed by the Company on those anniversary dates. The options have an exercise price equal to the market price for common stock on the date of the grant ($20.86).

On March 6, 2006, we entered into an employment agreement with Mr. Haber that provided for his employment as our chief financial officer. Under the terms of his agreement, Mr. Haber received an initial base salary of $325,000 and is eligible for an annual bonus.

The benefits that Messrs. Scaminace and Haber, Ms. Sachs and the other named executive officers will receive upon a termination of their employment or a change in control are discussed below under “Potential Payments upon Termination and Change in Control.”

Restricted Stock and Stock Option Programs

We maintain a 1998 Long-Term Incentive Compensation Plan and a 2002 Stock Incentive Plan, which allow us to award stock options to our employees and our directors and other types of awards, including time-based and performance-based restricted stock, to our employees. Our Compensation Committee administers both plans.

Under these plans, the option exercise price of stock options may not be less than the per share fair market value of our common stock on the grant date. Our historical practice has been to grant stock options at an exercise price equal to the average of the high and low prices of our common stock on the NYSE on the date the option is granted. As a result, we may grant stock options at an exercise price that is greater or less than the closing price of our common stock on the NYSE on the grant date. As described above, we also have granted stock options to our chief executive officer at exercise prices above the market price on the date of grant. We do not price stock options on a date other than the grant date. The stock options we grant are exercisable in equal increments over a three-year period from the grant date and no option may be exercised prior to one year from the date of grant, except in event of a change in control, death, disability or retirement.

If an employee’s employment ceases due to a change in control, death, disability or retirement, all unvested stock options become immediately exercisable. If employment ceases for any reason other than a change in control, death, disability or retirement, unvested stock options are forfeited and any vested but unexercised options may be exercised within three months of cessation of employment. Our outstanding stock options expire ten years after their grant date.

Our time-based restricted stock vests three years after the grant date, and our performance-based restricted stock is earned upon satisfaction of performance targets relating to a three-year period. If an employee’s employment ceases for any reason other than a change in control, death or disability, unvested restricted stock awards are forfeited. If an employee’s employment ceases due to a change in control, all unvested time-based restricted stock vests, and all unvested performance-based restricted stock vests at the target performance level. In the event of an employee’s death or disability, a pro rata portion (determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted stock will vest, and the employee will remain eligible to receive a pro rata portion (determined in the same manner) of unvested performance-based restricted stock, as determined at the end of the performance period. Employees receiving restricted stock awards have voting rights and the right to receive any dividends that are declared, even before that restricted stock is vested or earned.

The table below summarizes the total compensation paid to or earned by each named executive officer for the fiscal year ended December 31, 2006.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
			Bonus(1)	Awards(2)	Awards(2)	Compensation	Earnings(3)	Compensation(4)
Name and Principal Position	Year	Salary($)	($)	($)	($)	($)	($)	($)	Total($)

J. Scaminace	2006	$850,000	$1,700,000	$1,661,162	$1,283,517	—	$336	$72,115	$5,567,130
K. Haber(5)	2006	261,250	487,500	68,501	34,790	—	—	51,000	903,041
S. Dunmead	2006	348,140	435,140	68,501	238,965	—	676	105,720	1,197,142
M. Bak	2006	348,140	348,140	68,501	238,965	—	1,795	102,115	1,107,656
V. Sachs	2006	325,000	406,000	68,501	186,335	—	—	59,520	1,045,356

(1)	The amounts in this column reflect amounts paid under our annual bonus program and also reflect, for Messrs. Haber and Dunmead and for Ms. Sachs, cash amounts paid as a special recognition bonus. Our annual bonus program and the special recognition bonuses are discussed above under “Compensation Discussion and Analysis.”

(2)	The amounts in this column reflect the dollar amount recognized for financial reporting purposes for 2006, in accordance with FAS 123(R), for awards made pursuant to our stock-based incentive plans and may include amounts from awards granted in prior years. Assumptions used in the calculation of the amounts are included in note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(3)	The amounts in this column reflect the above-market earnings on compensation that is deferred under our Benefit Restoration Plan, which is discussed below under “Nonqualified Deferred Compensation.”

(4)	The amounts in this column are comprised of the following:

			Employee
	Auto Allowance	Club Dues	Benefit Plans(a)

J. Scaminace	—	—	$72,115
K. Haber	$18,000	—	33,000
S. Dunmead	18,000	$13,020	74,700
M. Bak	18,000	7,540	76,575
V. Sachs(b)	18,000	8,520	33,000

(a)	These amounts reflect contributions by us to our qualified Profit-Sharing and Retirement Plan and to our nonqualified Benefit Restoration Plan, allocated to the accounts of the named executives. These amounts have not been received by the executives.

(b)	During 2006, Ms. Sachs used sporting event tickets purchased by us for one event, at no incremental cost to us.

(5)	Mr. Haber was appointed as our chief financial officer on March 6, 2006.

Grants of Plan-Based Awards in 2006

						All Other	All Other
			Estimated Possible Payouts Under			Stock	Option
			Equity Incentive Plan Awards(1)			Awards:	Awards:		Grant Date		Closing
						Number of	Number of	Exercise or	Fair Value		Market
						Shares of	Securities	Base Price	of Stock and		Price at
						Stock or	Underlying	of Option	Option		Grant
			Threshold	Target	Maximum	Units	Options	Awards(2)	Awards		Date(2)
Name	Grant Date		(#)	(#)	(#)	(#)	(#)	($/Sh)	($)		($/Sh)

J. Scaminace	5/1/2006	(3)	—	7,500	—	—	—	—	$215,700		—
	5/2/2006	(4)	0	15,200	30,400	—	—	—	875,520	(5)	—
K. Haber	5/1/2006		—	10,500	—	—	—	$28.76	156,555		$28.66
	5/1/2006	(3)	—	2,100	—	—	—	—	60,396		—
	5/2/2006	(4)	0	3,825	7,650	—	—	—	220,320	(5)	—
S. Dunmead	5/1/2006		—	10,500	—	—	—	28.76	156,555		28.66
	5/1/2006	(3)	—	2,100	—	—	—	—	60,396		—
	5/2/2006	(4)	0	3,825	7,650	—	—	—	220,320	(5)	—
M. Bak	5/1/2006		—	10,500	—	—	—	28.76	156,555		28.66
	5/1/2006	(3)	—	2,100	—	—	—	—	60,396		—
	5/2/2006	(4)	0	3,825	7,650	—	—	—	220,320	(5)	—
V. Sachs	5/1/2006		—	10,500	—	—	—	28.76	156,555		28.66
	5/1/2006	(3)	—	2,100	—	—	—	—	60,396		—
	5/2/2006	(4)	0	3,825	7,650	—	—	—	220,320	(5)	—

(1)	The time-based restricted stock and stock option awards reflected in these columns were granted under our 1998 Long-Term Incentive Compensation Plan, and all performance-based restricted stock awards reflected in these columns were granted under our 2002 Stock Incentive Plan.

(2)	In accordance with our historical practice, stock option awards were granted in 2006 at an exercise price equal to the average of the high and low price of our common stock on the NYSE on the date the award was granted.

(3)	Time-based restricted stock award.

(4)	Performance-based restricted stock award.

(5)	Based upon the maximum value of performance-based awards, which is double the target value.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards						Stock Awards
											Equity Incentive
										Equity Incentive	Plan Awards:
										Plan Awards:	Market or
				Equity Incentive						Number of	Payout
				Plan Awards:					Market	Unearned	Value of
				Number of			Number of		Value of	Shares,	Unearned
	Number of	Number of		Securities			Shares or		Shares or	Units or	Shares,
	Securities	Securities		Underlying			Units of		Units of	Other	Units or
	Underlying	Underlying		Unexercised	Option		Stock That		Stock That	Rights	Other Rights
	Unexercised	Unexercised		Unearned	Exercise	Option	Have		Have Not	That Have	That Have
	Options	Options		Options	Price	Expiration	Not Vested		Vested	Not Vested	Not Vested
Name	(#) Exercisable	(#) Unexercisable		(#)	($/Sh)	Date	(#)(1)		($)(2)	(#)(3)	($)(2)
J. Scaminace	22,581	45,163	(5)	—	18.70	12/29/2015	166,194	(4)	$7,525,264	30,400	$1,376,512
	80,001	—		—	$24.89	6/13/2015	7,500		339,600	—	—
	—	85,050	(6)	—	28.67	6/13/2015	—		—	—	—
	—	89,945	(7)	—	33.67	6/13/2015	—		—	—	—
K. Haber	—	10,500	(8)	—	28.76	5/1/2016	2,100		95,088	7,650	346,392
S. Dunmead	—	10,500	(8)	—	28.76	5/1/2016	2,100		95,088	7,650	346,392
	20,000	10,000	(9)	—	31.38	11/8/2014	—		—	—	—
	30,000	—		—	18.22	11/3/2013	—		—	—	—
	3,000	—		—	59.20	11/5/2011	—		—	—	—
	2,000	—		—	46.75	11/6/2010	—		—	—	—
	1,000	—		—	36.25	11/5/2009	—		—	—	—
M. Bak	—	10,500	(8)	—	28.76	5/1/2016	2,100		95,088	7,650	346,392
	—	10,000	(9)	—	31.38	11/8/2014	—		—	—	—
	7,000	—		—	59.20	11/5/2011	—		—	—	—
	7,000	—		—	46.75	11/6/2010	—		—	—	—
V. Sachs	—	10,500	(8)	—	28.76	5/1/2016	2,100		95,088	7,650	346,392
	16,667	33,333	(10)	—	20.86	9/26/2015	—		—	—	—

(1)	The unvested shares reflected in this column are time-based restricted shares that will vest on May 1, 2009, except as indicated for Mr. Scaminace.

(2)	Based upon the closing market price of our common stock on the NYSE on December 29, 2006, which was $45.28.

(3)	The unearned shares reflected in this column are performance-based restricted shares that will vest, if at all, on December 31, 2008.

(4)	These shares vest on May 31, 2008.

(5)	These options vest in equal installments on December 29, 2007 and 2008.

(6)	These options vest on May 31, 2007.

(7)	These options vest on May 31, 2008.

(8)	These options vest in three equal installments on May 1, 2007, 2008 and 2009.

(9)	These options vest on November 8, 2007.

(10)	These options vest in equal installments on September 26, 2007 and 2008.

Option Exercises and Stock Vested During 2006

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
	Exercise	on Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

J. Scaminace	—	—	—	—
K. Haber	—	—	—	—
S. Dunmead	—	—	—	—
M. Bak	69,440	$1,355,529	—	—
V. Sachs	—	—	—	—

Nonqualified Deferred Compensation

Our Benefit Restoration Plan is a nonqualified, unfunded retirement plan that we maintain and that provides retirement, death, and disability benefits, at our sole discretion, to key employees who are in a select group of highly compensated or management employees whose retirement savings and profit-sharing benefits are subject to certain limitations under the Internal Revenue Code of 1986, as amended. If an executive retires after attaining age 65 or after attaining 55 with at least ten years of service, or becomes disabled or dies, his or her benefits are generally distributed over a 15-year period.

We annually credit (on January 1 of each year) each participating executive’s Benefit Restoration Plan account with the amount that would have been allocated to his or her qualified retirement savings and profit-sharing plan account, assuming that no limits were imposed, reduced by the actual benefit allocated to his or her qualified plan account and further reduced by the percentage of the qualified plan contribution attributable to any cash election made by the executive. Earnings are calculated by multiplying the balance of each participant’s Benefit Restoration Plan account at the beginning of the year by the five-year rolling average annual composite yield on Moody’s Corporate Bond Yield Index for the immediate preceding five years. The amounts shown below as contributed by us were credited to the indicated executive accounts as of January 1, 2006.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Name	in Last FY ($)	in Last FY(1) ($)	Last FY ($)	Distributions ($)	Last FYE ($)

J. Scaminace	—	$39,115	$2,566	—	$41,681
K. Haber	—	—	—	—	—
S. Dunmead	—	41,700	5,158	—	83,783
M. Bak	—	43,575	13,691	—	222,388
V. Sachs	—	—	—	—	—

(1)	All contributions are included in the “All Other Compensation” column of the Summary Compensation Table above.

Potential Payments upon Termination or Change in Control

We maintain employment agreements, severance agreements and change in control agreements with certain of our named executive officers, who also participate in our long-term incentive plans. The following summaries describe and quantify the payments that each named executive officer would receive if his or her employment with us were terminated or if we had a change in control and such executive officer’s employment were terminated following the change in control. The summaries assume that the termination and/or change in control occurred on December 29, 2006 (the last business day of 2006) and that the relevant stock price is the closing market price of our common stock on the NYSE on December 29, 2006, which was $45.28.

Payments Pursuant to Employment Agreement with Chief Executive Officer

We have entered into an employment agreement with Mr. Scaminace, our chief executive officer. If we terminate Mr. Scaminace’s employment for cause, we will not be obligated to make any payments to him other than salary earned but not yet paid as of the termination date. As defined in the employment agreement, “cause” means (a) commission of a felony, (b) fraud, embezzlement or misappropriation of our funds or acts of dishonesty that are materially inimical to our best interest, (c) violation of the noncompetition provision contained in the employment agreement or (d) abandonment of or consistent failure to perform duties, other than for reason of disability.

If we terminate Mr. Scaminace’s employment without cause, Mr. Scaminace will receive a lump-sum payment that consists of (a) his base salary earned but unpaid through the date of termination, (b) an amount reflecting his accrued but unused vacation days and (c) two times the total of his “average annual base salary” and “average bonus amount.” His average annual base salary is determined by adding (x) his annual base salary rate in effect immediately before the termination and (y) if his base salary rate has been increased at least once during the term of the employment agreement, the base salary rate in effect before the most recent increase, and dividing that sum by two. His average bonus amount is equal to the greater of (A) the aggregate bonuses received during the term of the employment agreement prior to termination divided by the number of bonuses received or (B) $950,000. The lump-sum payment must be made within ten days of termination pursuant to normal payroll practices.

If Mr. Scaminace suffers from a disability, defined as a condition that renders him unable to perform his duties by reason of illness or injury for a period of more than six consecutive months, we have the right to terminate his employment. If terminated for reason of disability, Mr. Scaminace will receive (a) his base salary through the month in which his employment terminates, payable as soon as practicable, and (b) an amount equal to two times the sum of his average annual base salary and his average bonus amount, both as defined above, payable in 24 equal monthly installments. These payments will be offset by any payments or benefits received by him from any disability plan maintained by us at the time of the disability.

If Mr. Scaminace dies, we will pay his beneficiary or estate the same payments as described above for a termination without cause, as well as any payments or benefits provided by any insurance program maintained by us in which he participated at the time of death.

Mr. Scaminace’s employment agreement requires that he comply with certain covenants and requirements upon termination. Mr. Scaminace must maintain the confidentiality of all of our information, must not solicit present or prospective employees, customers or suppliers for a period of two years following termination, must not compete with us for a period of two years following termination, and must not disparage us, our employees, stockholders, officers or directors.

The payments that would have been made to Mr. Scaminace pursuant to his employment agreement, assuming a termination of his employment as of December 29, 2006, are as follows:

	Earned But
	Unpaid	Accrued
	Salary	Vacation	Severance

Without Cause	$16,346	—	$4,350,000
Disability(1)	16,346	—	4,350,000
Death(2)	16,346	—	4,350,000

(1)	These payments will be decreased by any payments or benefits Mr. Scaminace receives from any disability plan maintained by us at the time of disability.

(2)	These payments will be increased by any benefits provided by any insurance program maintained by us in which he participated at the time of death.

Payments Pursuant to Severance Agreements

We have entered into severance agreements with Messrs. Haber and Dunmead and with Ms. Sachs. Each of Messrs. Haber and Dunmead and Ms. Sachs is entitled to certain payments in the event of termination during the term of the severance agreement. “Termination” means (a) termination for any reason other than death, disability, or cause (which includes commission of a felony; fraud, embezzlement or misappropriation of our funds; acts of dishonesty in the course of employment that are materially inimical to our best interests; and the failure to perform duties other than due to disability) and (b) the assignment of duties that are materially inconsistent with the executive’s position, authority, duties and responsibilities or results in the material diminution of the executive’s position. Ms. Sachs’s severance agreement also defines “termination” to include a material change in her reporting structure. In the event of a termination under a severance agreement, each executive is entitled to a lump-sum payment equal to 1.5 times his or her annual base salary then in effect plus any base salary earned through the termination date and bonus for the prior fiscal year, to the extent not otherwise paid. The payment must be made within ten days of termination pursuant to normal payroll practices.

In order to receive the payments outlined above, each executive must provide us with an agreement that contains a general release from future liability or suit, a nonsolicitation and nondisparagement provision, a waiver of continued participation in our employee benefit and welfare plans, a requirement to maintain the confidentiality of our information, and a six-month noncompetition provision.

The payments that would have been made to each executive, assuming a termination as of December 29, 2006, are indicated below.

	Earned But
	Unpaid
	Salary	Severance

K. Haber	$6,250	$487,500
S. Dunmead	6,695	522,210
V. Sachs	6,250	487,500

Payments in the Event of Death, Disability or Retirement

If any named executive officer retires, dies or becomes disabled while employed by us, any unvested options held by that executive officer will become exercisable immediately. If any named executive officer dies or becomes disabled, a pro rata portion (determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted will vest, and the employee will remain eligible to receive a pro rata portion (determined in the same manner) of unvested performance-based restricted stock, as determined at the end of the performance period. In accordance with the terms of our Benefit Restoration Plan, discussed above under “Nonqualified Deferred Compensation,” each named executive officer’s benefits accumulated under the plan will be distributed over a 15-year period in the event of retirement, death or disability, unless we decide to make a lump-sum payment. In addition, if Mr. Scaminace’s employment ceases by reason of death or disability, he will receive those payments described above under “Payments Pursuant to Employment Agreement with Chief Executive Officer.”

The table below sets forth payments that would have been made in the event of death, disability or retirement, assuming that such event had occurred on December 29, 2006 and based upon the closing market price of our common stock on the NYSE on that date. The “death or disability” column includes payments under the Benefit Restoration Plan, the value of unvested options that would have become exercisable upon death or disability, and the value of time-based restricted stock that would vest upon such an event. The “retirement” column includes only payments under the Benefit Restoration Plan and the value of unvested options that would have become exercisable upon retirement, as unvested restricted stock awards do not vest upon retirement. No amount is included in the table for performance-based restricted stock awards since the value of such awards is determinable only at the end of the performance period.

	Death or
	Disability	Retirement

J. Scaminace	$7,664,180	$3,699,056
K. Haber	194,560	173,460
S. Dunmead	417,343	396,243
M. Bak	555,948	534,848
V. Sachs	1,008,552	987,452

Payments in Event of a Change in Control

We have entered into a change in control agreement with each of our named executive officers. In the event that payments are made pursuant to these agreements, the payments and covenants required under these agreements supersede any other agreement between us and the named executive officer. For example, if Mr. Scaminace is terminated following a change in control and receives the benefits outlined below, he will not receive any of the payments or benefits under his employment agreement or any other agreement with us.

Under each change in control agreement, two events must take place before an executive receives payment. First, a change in control must occur. A “change in control” is defined as any of the following: (a) the acquisition by an individual, group or entity of beneficial ownership of 33% or more of our outstanding voting shares (not including any acquisition from us, by us or by our employee benefit plan), (b) the members of the board of directors in place at the time of the agreement cease to constitute a majority of the board (for reasons other than death or disability), subject to certain circumstances, or (c) the consummation of a reorganization, merger or consolidation or sale of all or substantially all of our assets, subject to certain limitations and conditions set forth in the agreement.

Second, the executive’s employment must be terminated, either by us “without cause” or by the executive for “good reason,” during the term of the change in control agreement. Termination “without cause” means termination for any reason other than death, retirement, disability or cause, as each term is defined in the agreement. Termination for “good reason” includes: (a) the assignment of duties inconsistent with the executive’s position or any other action that results in the diminution in such position, authority, duties or responsibilities, (b) the failure to provide the executive with salary and benefits equal to or greater than those in effect prior to a change in control, (c) the requirement that the executive work from a location that is more than 50 miles from the location from which he or she worked prior to the change in control, or a requirement that the executive travel on business to a substantially greater extent than prior to the change in control, or (d) the failure to require any successor to our business to assume and agree to the change in control agreement. In addition to the above, Mr. Scaminace’s agreement includes the following additional “good reason” termination provisions: (i) a reduction in his salary from the highest level in effect for the year prior to the change in control, (ii) the aggregate compensatory opportunities provided to him after a change in control are reduced below the levels provided prior to a change in control, subject to certain limitations, (iii) after the change in control, he is not permitted to participate in the compensatory programs generally available to executives of the surviving entity, (iv) the surviving entity has headquarters outside of the Cleveland metropolitan area, (v) he determines in good faith that he is unable to fulfill his duties as chief executive officer after the change in control or that the company’s strategic plan varies materially from the plan that was in place prior to the change in control, or (vi) he ceases to be a member of the board of directors of the surviving entity for reasons other than death, disability or voluntary resignation.

In the event that both triggering events occur, each named executive officer will be entitled to the following payments:

•	Full base salary earned through date of termination and bonus for last completed fiscal year, to the extent not otherwise paid;

•	Target bonus (based on 100% achievement of performance goals) for the fiscal year of termination, pro-rated based on the number of days employed during that year;

•	Lump-sum payment equal to two times the sum of (a) base salary equal to the greater of the annual base salary in effect immediately before the change in control or the highest rate of base salary in effect at any time prior to termination and (b) “additional compensation” as defined in the agreement and based on the three-year average (or modified average if the period of employment is less than three years) of the total annual incentive compensation, commissions, bonuses and nonqualified deferred compensation amounts. In Mr. Scaminace’s case, this payment will be equal to three times the sum of (x) the highest base salary in effect prior to termination and (y) “additional compensation” as defined in the agreement and based on the three-year average (or modified average if the period of employment is less than three years) of the total annual incentive compensation, commissions, bonuses and nonqualified deferred compensation amounts, which amount shall not be less than $950,000;

•	Lump-sum payment equal to the aggregate spread between the exercise prices of all stock options held by the executive and the higher of (a) the mean of the high and low trading prices of our common stock on the NYSE on the termination date or (b) the highest price per share actually paid in connection with the change in control;

•	The immediate vesting and redemption of all unvested shares of restricted stock at a price equal to the higher of (a) the mean of the high and low trading prices of our common stock on the NYSE on the termination date or (b) the highest price per share actually paid in connection with the change in control;

•	Cash payment equal to any unvested portion of the executive’s interest in any of our nonqualified retirement plans or tax-qualified pension plans;

•	Continued coverage or lump-sum payment to fund continuing coverage under the life and health insurance programs, as well as a lump sum payment equal to 15% of the amount in the “Additional Payment” column of the following table to fund continuing disability coverage and any other employee benefit programs, in which the executive participated prior to termination, all for a period of two years (three years for Mr. Scaminace) following termination; and

•	“Gross-up” payments to reimburse the executive for any excise taxes incurred in relation to the above payments.

If an executive receives payment under these agreements, then the executive agrees not to compete with our successor for a period of one year from the termination date. The executive also agrees to maintain the confidentiality of our and our successor’s information and to not disparage us or our successor or our respective directors, partners, officers or employees. The executive also must provide a general release of all claims and causes of action against us arising from or relating to the executive’s employment with us.

The payments that would have been made to the named executive officers, assuming a change in control and related termination had occurred on December 29, 2006 and based upon the closing market price of our common stock on the NYSE on that date, are as follows:

	Earned But				Stock	Restricted	Retirement	Welfare	Tax
	Unpaid		Target	Additional	Option	Stock	Plan	Benefit	Gross-Up
	Salary	Bonus	Bonus	Payment	Payment	Payment	Payment	Payment	Payment

J. Scaminace	$16,346	—	$850,000	$6,525,000	$5,888,798	$9,241,376	$41,681	$1,020,752	$5,765,401
K. Haber	6,250	—	195,000	1,625,000	173,460	441,480	—	272,918	1,107,808
S. Dunmead	6,695	—	174,070	1,176,373	1,411,290	441,480	83,783	214,864	853,813
M. Bak	6,695	—	174,070	1,130,707	312,460	441,480	222,388	198,774	—
V. Sachs	6,250	—	162,500	1,256,000	1,394,460	441,480	—	217,568	860,749

Payments to Mr. Bak in connection with the Sale of the Nickel Business

On February 9, 2007, we entered into a retention and severance agreement with Mr. Bak, who was the general manager of our nickel business that was sold on March 1, 2007. This agreement was designed to help retain Mr. Bak at a time when his services were vital to completing a transaction we believe is critical to our long-term strategy and to stockholders. In connection with the completion of that sale, and in recognition of Mr. Bak’s crucial role in that transaction, Mr. Bak received the payments indicated below, and became entitled to receive certain other severance payments, in accordance with the terms of this agreement. In the event that Mr. Bak receives severance benefits under this agreement, this agreement will supersede Mr. Bak’s change in control agreement described above. Mr. Bak will retain his rights under other plans and incentive compensation programs.

We agreed to pay Mr. Bak a retention bonus equal to one year of his base salary in effect at the time of the agreement, which was $348,140. Mr. Bak will receive fifty percent of the retention bonus within 30 days of the sale and the remaining fifty percent will be paid within 90 days of the sale. If Mr. Bak is involuntarily terminated without cause by us prior to receiving the full amount of the retention bonus, or if Mr. Bak terminates his employment with us for good reason after payment of the first 50% but prior to payment of the remainder of his retention bonus, he will still be entitled to receive the payments. However, if Mr. Bak retires, resigns or is terminated for cause prior to receipt of the payments, Mr. Bak forfeits any remaining payment for the retention bonus. As defined in the retention and severance agreement, termination for “cause” includes termination for (a) conviction of a felony that is materially and demonstrably injurious to us, (b) willful misconduct or gross negligence in the performance of duties or (c) a breach of the retention agreement, and termination for “good reason” means the assignment inconsistent with his position, authority, duties or responsibilities or any other diminution in position, authority, duties or responsibilities, excluding any isolated, inadvertent and insubstantial action taken by us that is promptly remedied.

Mr. Bak will also receive certain severance benefits if he is involuntarily terminated by us without cause within 150 days of the sale or if he resigns for good reason any time during the period commencing on the 31st day and ending on the 150th day after the sale. If Mr. Bak’s employment is terminated in accordance with these provisions, he will receive the following payments:

•	Full base salary earned through the date of termination and bonus for 2006, to the extent not otherwise paid;

•	Bonus for 2007, pro rated based on the number of days employed during 2007 and based on our actual performance;

•	Target bonus payout of 75% of base salary, payable on the six-month anniversary of termination;

•	Eighteen months of base salary, with the first six months payable on the six-month anniversary of termination or as soon thereafter as practicable and the seventh through eighteenth month payments paid monthly;

•	Reimbursement (including a related tax gross-up) for medical and dental coverage for the shorter of eighteen months or the period until Mr. Bak is re-employed and provided with similar benefits;

•	The immediate vesting of all shares of restricted stock or stock options, with grants of performance-based restricted stock vesting based on the “target” performance level; and

•	Outplacement services for a period of six months.

Mr. Bak is subject to a one-year noncompetition and confidentiality provision in connection with the retention bonus.

The payment that Mr. Bak is entitled to receive in connection with the sale of the nickel business is indicated below under the “Retention Bonus” column. The additional amounts that he will receive if he is involuntarily terminated without cause or resigns for good reason after the sale are also indicated below. We expect that Mr. Bak’s employment with us will not continue past March 31, 2007. For purposes of making this calculation only, we assumed that such termination or resignation occurred on March 1, 2007.

Value of
						Welfare	Tax	Accelerated	Value of
		Retention	Severance	Annual	Target	Benefit	Gross - Up	Equity	Outplacement
	Salary	Bonus	Payment	Bonus	Bonus	Payments	Payments	Awards	Services

M. Bak	$12,051	$348,140	$522,210	*	$261,105	$18,306	$14,120	$877,058	$1,750

*	Mr. Bak’s annual bonus will be based upon our financial performance for 2007, which is not determinable prior to the completion of the year.

Director Compensation

The following table reflects the compensation that we paid to non-employee directors for the fiscal year ended December 31, 2006. Mr. Scaminace, a director who is also our chief executive officer, does not receive additional compensation for his service as a director and is not included in the following table.

In 2006, outside directors received an annual fee of $100,000. The chair of the Audit Committee received an additional annual payment of $20,000, and the chairs of the Compensation Committee and the Nominating and Governance Committee each received an additional annual payment of $10,000. Ms. Plourde, the lead independent director, received an additional annual payment of $20,000. The outside directors’ annual fee currently is paid in cash.

The Board has increased the annual director’s fee to $110,000 for 2007, and if the proposed 2007 Incentive Compensation Plan is adopted, we will have the ability to pay a portion of outside directors’ annual compensation in shares of our common stock.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	Or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash ($)	Awards ($)	Awards ($)(1)	Compensation ($)	Earnings	Compensation ($)	Total ($)

R. Blackburn	$100,000	—	—	—	—	—	$100,000
L. Daley(2)	35,048	—	—	—	—	—	35,048
S. Demetriou	108,195	—	—	—	—	—	108,195
K. Plourde	130,000	—	—	—	—	—	130,000
W. Reidy	120,000	—	—	—	—	—	120,000

(1)	As of December 31, 2006, Mr. Reidy and Ms. Plourde had outstanding stock options for the purchase of 3,220 and 2,700 shares, respectively, of our common stock, from grants made prior to 2006.

(2)	Mr. Daley served as a director until May 2, 2006.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission.

Compensation Committee

Steven J. Demetriou, Chairman
Richard W. Blackburn
Katharine L. Plourde
William J. Reidy

DESCRIPTION OF PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees paid for services provided by Ernst & Young for the fiscal years ended December 31, 2006 and 2005.

	2006	2005

Audit Fees	$2,600,980	$3,041,500
Audit-Related Fees	51,986	103,200
Tax Fees	273,210	531,300
All Other Fees	—	—

Total	$2,926,176	$3,676,000

The following is a description of the nature of the services related to the fees disclosed in the table above. All of the nonaudit services provided by the independent auditor were pre-approved by the Audit Committee in accordance with its pre-approval procedures, except for de minimis services in 2006 (representing approximately 1.4% of the total fees paid by us to the independent auditor) that were approved by the Audit Committee subsequent to their performance. Services of a similar nature and amount were pre-approved by the Audit Committee in prior years. The Audit Committee has considered whether Ernst & Young’s provision of nonaudit services is compatible with maintaining its independence.

Audit Fees

These are fees for professional services rendered by Ernst & Young for the audits of our annual consolidated financial statements and of management’s assessment and the effectiveness of internal control over financial reporting, the review of unaudited condensed consolidated financial statements included in our quarterly reports on Form 10-Q, audits of foreign subsidiary financial statements required by local statutes and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or the review of our consolidated financial statements that are not included as audit fees. These services include employee benefit plan audits and consulting on financial accounting and reporting.

Tax Fees

These are fees for professional services rendered by Ernst & Young with respect to tax compliance, tax advice and tax planning. These services include the review of tax returns, tax assistance in foreign jurisdictions and consulting on tax planning matters.

All Other Fees

These are fees for professional services rendered by Ernst & Young that do not fit within the above category descriptions.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with our management and with our independent registered public accountant, Ernst & Young LLP, the consolidated financial statements of OM Group, Inc. and its subsidiaries as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Audit Committee has (a) discussed with Ernst & Young those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (b) received from Ernst & Young the written communications required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and (c) discussed with Ernst & Young its independence from us and our management. Ernst & Young has confirmed to us that it is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2006 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission.

Audit Committee

William J. Reidy, Chairman
Richard W. Blackburn
Steven J. Demetriou
Katharine L. Plourde

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors, and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of Forms 3 and 4 (including amendments to such forms) furnished to us during 2006 and Forms 5 furnished with respect to 2006, no director, officer or beneficial owner of more than 10% of our outstanding common stock failed to file on a timely basis during 2006 or prior fiscal years any reports required by Section 16(a).

STOCKHOLDER PROPOSALS
FOR THE 2008 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2008 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting must deliver the proposal to us at our executive offices no later than December 1, 2007.

Any stockholder who intends to present a proposal at the 2008 annual meeting other than for inclusion in our proxy statement and form of proxy must deliver the proposal to us at our executive offices not later than January 31, 2008, or such proposal will be untimely. If a stockholder fails to submit the proposal by January 31, 2008, we reserve the right to exercise discretionary voting authority on the proposal.

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

Our Board of Directors has sent you this proxy statement. We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, in writing or in person, without receiving any extra compensation for such activities. We have retained The Proxy Advisory Group, LLC, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $8,500 plus reimbursement of reasonable out-of-pocket expenses. We also will reimburse brokers and nominees who hold shares in their names for their expenses incurred to furnish proxy materials to the beneficial owners of such shares.

OM GROUP, INC.

Valerie Gentile Sachs
Secretary

EXHIBIT A

2007 Incentive Compensation Plan

1.	Purpose

The purpose of this 2007 Incentive Compensation Plan (the “Plan”) is to advance the long-term interests of OM Group, Inc. (the “Corporation”) by

(i) motivating key personnel by means of incentive compensation,

(ii) furthering the identity of interests of participants with those of the stockholders of the Corporation through the ownership and performance of the common stock of the Corporation, and

(iii) permitting the Corporation to attract and retain key personnel and directors whose judgment is important to the successful conduct of the business of the Corporation.

Toward this objective, the Committee may grant awards to key personnel of the Corporation and its subsidiaries and to non-employee directors of the Corporation, on the terms and subject to the conditions set forth in this Plan.

2.	Definitions

2.1  “Award” means any form of stock option, stock appreciation right, restricted stock award, phantom stock or restricted stock unit award, or performance bonus granted pursuant to the provisions of this Plan.

2.2  “Award Agreement” means a written document evidencing an Award granted pursuant to this Plan and establishing the terms, conditions, restrictions and limitations applicable to such Award. To the extent an Award Agreement is inconsistent with the terms of this Plan, this Plan shall govern the rights of the Participant.

2.3  “Board” means the Board of Directors of the Corporation.

2.4  “Change in Control” means any one or more of the following:

(i) The Corporation is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held directly or indirectly in the aggregate by the holders of voting shares of the Corporation immediately prior to such transaction;

(ii) The Corporation sells all or substantially all of its assets to any other corporation or other legal person, and less than fifty percent (50%) of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held directly or indirectly in the aggregate by the holders of voting shares of the Corporation immediately prior to such sale;

(iii) Any person or group of persons (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities (a) representing 50% or more of the issued and outstanding shares of the Corporation or (b) possessing the power to elect a majority of the Board of the Corporation, except that any acquisition directly from the Corporation, any acquisition by the Corporation, or any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary shall not constitute a Change in Control;

(iv) The Corporation files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to an item of Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a Change in Control of the Corporation has occurred;

(v) The stockholders of the Corporation approve the liquidation or dissolution of the Corporation; or

(vi) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority of the Board, provided that each director who is first elected, or first nominated for election by the Corporation’s stockholders, by a vote of at least two-thirds of the directors of the Corporation (or a committee of the Board) then still in office who were directors of the Corporation at the beginning of any such period will be deemed to have been a director of the Corporation at the beginning of such period.

Notwithstanding anything else in this Plan, a “Change in Control” shall not include any change for reasons of bankruptcy, insolvency, or otherwise for the benefit of the creditors of the Corporation or, if applicable, a Subsidiary of the Corporation.

2.5  “Change in Control Price” means the higher of (i) the mean of the high and low trading prices for the Corporation’s Common Stock on the Stock Exchange on the date of the Change in Control or (ii) the highest price per share actually paid for the Common Stock in connection with the Change in Control of the Corporation.

2.6  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7  “Committee” means the Compensation Committee of the Board, or such other committee designated by the Board, authorized to administer the Plan, composed of not fewer than two directors, each of whom shall be “a Non-Employee Director” under Rule 16b-3 of the Exchange Act or any successor rule or statute and shall be an “outside director” for purposes of Section 162(m) of the Code or any successor rule or statute.

2.8  “Common Stock” means common stock, par value $.01, of the Corporation.

2.9  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.10  “Key Employee” means an employee of the Corporation or a Subsidiary who holds a position of responsibility in a managerial, administrative or professional capacity and whose performance, as determined by the Committee in the exercise of its sole and absolute discretion, makes appropriate the grant of an Award under this Plan.

2.11  “Non-Employee Director” means any director of the Corporation who is not an employee of the Corporation.

2.12  “Participant” means any individual to whom an Award has been granted by the Committee under this Plan.

2.13  “Stock Exchange” means the New York Stock Exchange or, if the Common Stock is no longer traded on the New York Stock Exchange, such other market price reporting system on which the Common Stock is traded or quoted and is designated by the Committee after it determines that such other exchange is both reliable and reasonably accessible.

2.14  “Subsidiary” means a corporation or other business entity in which the Corporation directly or indirectly has an ownership interest of fifty percent or more.

3.	Administration

The Plan shall be administered by the Committee except as otherwise expressly provided in this Plan. Subject to the express provisions of this Plan, the Committee shall have the conclusive authority to construe and interpret this Plan and any Award Agreement under this Plan and to establish, amend and rescind policies and procedures for the administration of this Plan and shall have such additional authority as the Board may from time to time determine to be necessary or desirable.

In addition, in order to enable employees who are foreign nationals or employed outside the United States, or both, to receive Awards under this Plan, the Committee may adopt such policies and subplans as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan.

4.	Eligibility

Any Key Employee or Non-Employee Director is eligible to become a Participant in this Plan.

5.	Available Shares

5.1  Aggregate Number of Shares.  The aggregate number of shares of Common Stock of the Corporation as to which Awards may be made under this Plan (including any annual stock issuances made to Non-Employee Directors pursuant to Section 11) shall be 3,000,000, subject to adjustment as provided in this Plan. Such shares may be made available from authorized and unissued shares of the Corporation or from shares that have been reacquired by the Corporation and held as treasury shares.

Notwithstanding the foregoing, subject to adjustment as provided in this Plan,

(i) the number of shares subject to Awards made to any one person in any calendar year shall not exceed 250,000; and

(ii) the total number of shares subject to Awards that are other than stock option and stock appreciation rights Awards made under this Plan shall not exceed 1,500,000.

5.2  Shares Covered by Awards.  For purposes of calculating the number of shares of Common Stock deemed to be granted under this Plan, each Award, in whatever form, shall be deemed to be a grant of a number of shares of Common Stock equal to the number of shares represented by the stock options, stock appreciation rights, shares of restricted stock, shares of phantom stock or restricted stock units set forth in the Award, except that:

(i) in the case of any Award as to which the exercise of one right nullifies the exercisability of another, the number of shares deemed to have been granted shall be the maximum number of shares (and/or cash equivalents) that could have been acquired upon the maximum exercise or settlement of the Award; and

(ii) in the case of any performance-based restricted stock Award that provides for payments in excess of 100% of the number of shares set forth in the Award Agreement, the number of shares granted shall be deemed to be the maximum number of shares (and/or the cash equivalent) issuable under the Award at the highest level of performance.

5.3  Use and Re-grant Availability of Shares.  For purposes of calculating the number of shares of Common Stock available for Awards under this Plan,

(i) any Award or portion of an Award that has been settled by the payment of cash shall be deemed to have used the number of shares covered by the Award; and

(ii) any shares subject to any Award that is forfeited or otherwise terminated without the issuance of shares or payment of other consideration shall again be available for issuance under this Plan.

6.	Participation

The Committee shall select, from time to time, those Key Employees and Non-Employee Directors who shall be Participants in the Plan and shall determine the type or types of Awards to be made to each Participant. The terms, conditions and restrictions of each Award shall be set forth in an Award Agreement in a form approved by the Committee.

7.	Stock Options

7.1  Grants.  Awards may be granted in the form of stock options. Stock options may be incentive stock options within the meaning of Section 422 of the Code or non-statutory stock options (i.e., stock options that are not incentive stock options), or a combination of both, or any particular type of tax-advantaged option authorized by the Code from time to time.

7.2  Terms and Conditions of Options.  An option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee, provided that no stock option shall be exercisable more than ten years after the date of grant. The exercise price of a stock option shall be established by the Committee, but such price shall not be less than the per share fair market value of the Common Stock, as determined by the Committee, on the date of the grant of the stock option, subject to adjustment as provided in Sections 17 and 18.

7.3  Restrictions Relating to Incentive Stock Options.  Stock options issued in the form of incentive stock options shall, in addition to being subject to all applicable terms, conditions, restrictions and limitations established by the Committee, comply with Section 422 of the Code. Incentive stock options shall be granted only to full-time employees of the Corporation and its Subsidiaries within the meaning of Section 424 of the Code. The aggregate fair market value (determined as of the date the option is granted) of shares with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year (under this Plan or any other plan of the Corporation or any Subsidiary that provides for the granting of incentive stock options) may not exceed $100,000 or such other number as may be applicable under the Code from time to time. Any incentive stock option that is granted to any employee who is, at the time the option is granted, deemed for purposes of Section 422 of the Code or any successor provision, to own shares of the Corporation possessing more than ten percent of the total combined voting power of all classes of shares of the Corporation or of a parent or subsidiary of the Corporation, shall have an option exercise price that is at least 110% of the fair market value of the shares at the date of grant and shall not be exercisable after the expiration of five years from the date it is granted.

7.4  Additional Terms and Conditions.  The Board may, in the Award Agreement or otherwise, establish such other terms, conditions, restrictions or limitations on any stock option Award as it considers appropriate, provided they are not inconsistent with this Plan, including provisions relating to:

(i) the vesting of such option;

(ii) payments to be made by the Participant at the time of exercise of such option relating to any taxes associated with such exercise;

(iii) any requirement imposed on the Participant to retain the Common Stock acquired upon exercise of such option; and

(iv) the exercisability of such options upon the cessation of employment or service as a director.

7.5  Payment.  Upon exercise, a participant may pay the exercise price of a stock option in cash or shares of Common Stock, or a combination of cash and shares of Common Stock, or such other consideration as the Committee may deem appropriate. The Committee shall establish appropriate methods for accepting Common Stock and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise a stock option.

8.	Stock Appreciation Rights

8.1  Grants.  Awards may be granted in the form of stock appreciation rights (“SARs”). SARs shall entitle the recipient to receive a payment equal to the appreciation in market value of a stated number of shares of Common Stock from the price stated in the Award Agreement (which price may not be less than the fair market value of the Common Stock on the date of grant of the SAR) to the market value of the Common Stock on the date of exercise or surrender. An SAR may be granted in tandem with all or a portion of a related stock option under the Plan (“Tandem SARs”) or may be granted separately (“Freestanding SARs”).

8.2  Terms and Conditions of Tandem SARs.  Subject to the limitations contained in the preceding paragraph, a Tandem SAR shall be exercisable to the extent, and only to the extent, that the related stock option is exercisable. Upon exercise of a Tandem SAR as to some or all of the shares covered by an Award, the related stock option shall be cancelled automatically to the extent of the number of SARs exercised, and such shares shall not be eligible for re-grant under this Plan.

8.3  Terms and Conditions of Freestanding SARs.  Freestanding SARs shall be exercisable in whole or in such installments and at such times as may be determined by the Committee, provided that no Freestanding SAR shall be exercisable more than ten years after the date of grant. The base price of a Freestanding SAR also shall be determined by the Committee, provided that such price shall not be less that the fair market value of the Common Stock, as determined by the Committee, on the date of the grant of the Freestanding SAR.

8.4  Deemed Exercise.  The Committee may provide that an SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR, if at such time the SAR by its terms is otherwise exercisable and, if so exercised, would result in a payment to the Participant.

8.5  Additional Terms and Conditions.  The Committee may, in the Award Agreement or otherwise, establish such other terms, conditions, restrictions or limitations on any SAR Award as it considers appropriate, provided that they are not inconsistent with this Plan.

9.	Restricted Stock Awards

9.1  Grants.  Awards may be granted in the form of restricted stock Awards, in such numbers and at such times as the Committee shall determine.

9.2  Award Restrictions.  Restricted stock Awards shall be subject to such terms, conditions, restrictions or limitations as the Committee deems appropriate, provided they are not inconsistent with this Plan, including restrictions on vesting and transferability, forfeiture provisions, requirements of continued employment or service as a director, individual performance or the financial performance of the Corporation or a segment or identified business of the Corporation. Notwithstanding the foregoing, the vesting schedule for restricted stock Awards must at a minimum be (i) for three years for shares that vest based upon continued employment or service as a director, and (ii) for one year for shares that vest based upon the financial performance of the Corporation or a segment or identified business of the Corporation in accordance with performance criteria established by the Committee as described in Section 9.5 of this Plan.

9.3  Rights as Shareholders.  During the period in which any shares of Common Stock are subject to any of the conditions, restrictions or limitations referenced in the preceding paragraph, the Committee may, in its discretion, grant to the Participant to whom such restricted shares have been awarded all or any of the rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends paid on shares of Common Stock.

9.4  Evidence of Award.  Any restricted stock Award granted under this Plan may be evidenced in such manner as the Committee deems appropriate, including book-entry registration or issuance of a stock certificate or certificates.

9.5  Performance Criteria.  In the event that restricted stock Awards are granted subject to the financial performance of the Corporation, such restricted stock Awards shall be earned upon the satisfaction of such performance targets related to such performance periods as are established by the Committee at the time of grant. The Committee may establish performance targets in terms of any or all of the following:  sales, sales growth, gross margins, operating profit, operating profit growth, net income, net income growth, earnings per share, growth in earnings per share, EBITDA, cash flow per share, total stockholder returns, return on equity, return on invested capital, return on net assets employed, common stock price or common stock price appreciation. Performance targets may utilize various combinations of or changes in any of the above measures, or may utilize any one or more of the above measures as relates to an identified business or segment of the Corporation’s operations or as relates to the performance of the Corporation as compared to other entities. Performance targets applicable to restricted stock Awards may vary from Award to Award and from Participant to Participant. When determining whether performance targets have been attained, the Committee shall have the discretion to make adjustments to take into account extraordinary or nonrecurring items or events, or unusual nonrecurring gains or losses identified in the Corporation’s financial statements, provided such adjustments are made in a manner consistent with Section 162(m) of the Code (to the extent applicable). To the extent appropriate, restricted stock Awards that are made to Participants subject to Section 162(m) of the Code are intended to qualify under Section 162(m) and the Committee shall interpret the terms of such Awards in a manner consistent with that intent.

10.	Phantom Stock and Restricted Stock Units

10.1  Grants.  Awards may be granted in the form of phantom stock or restricted stock unit Awards. Such Awards shall entitle the Participant to receive the market value or the appreciation in value of an equivalent number of shares of Common Stock on a settlement date determined by the Committee.

10.2  Additional Terms and Conditions.  The Committee may, in the Award Agreement or otherwise, establish such other terms, conditions, restrictions or limitations on any Award of phantom stock or restricted stock units as it considers appropriate, provided they are not inconsistent with this Plan, including restrictions on vesting and transferability, forfeiture provisions, requirements of continued employment or service as a director, individual performance or the financial performance of the Corporation or a segment or identified business of the Corporation. Notwithstanding the foregoing, the minimum vesting schedule requirements set forth in Section 9.2 of this Plan shall apply to any time-based or performance-based phantom stock or restricted stock unit Awards. The provisions of Section 9.5 of this Plan shall be applicable to phantom stock or restricted stock unit Awards that are subject to the financial performance of the Corporation or a segment or identified business of the Corporation.

11.	Annual Stock Issuance to Non-Employee Directors

Each Non-Employee Director may receive all or any portion of his or her annual compensation as a Non-Employee Director in the form of Common Stock, as determined annually by the Board. The Board shall have the absolute discretion to determine the amount, if any, of Non-Employee Director annual compensation that shall be paid in the form of Common Stock in any year, which may vary from year to year. Any shares of Common Stock that are determined by the Board to be issuable pursuant to this Section shall be issued to Non-Employee Directors as promptly as practicable following the measurement date for any installment(s) of such annual compensation being paid in whole or in part in Common Stock, as determined by the Board. The measurement date should be the last business day of the relevant quarter for which compensation is being paid in Common Stock, and for purposes of determining the number of shares of Common Stock to be issued, shares shall be valued at the average of the high and low sale price of Common Stock on the New York Stock Exchange on the applicable measurement date for such installment or installments. No fractional shares of Common Stock shall be issued, and any fractional shares so calculated shall be paid in cash. No Award Agreement need be executed with respect to any stock issuances to Non-Employee Directors pursuant to this Section.

12.	Annual Incentive Awards

The Committee is responsible for administering the annual incentive program of the Corporation, which provides annual bonus opportunities to certain employees of the Corporation and its Subsidiaries. The Committee shall select, from time to time, those employees of the Corporation and its Subsidiaries who shall participate in the annual incentive program for a particular year and shall determine the annual bonus opportunity available for each employee so selected. Annual bonus opportunities shall be based upon such factors and subject to such terms and conditions as shall be provided in the annual incentive program for a particular year, which may include satisfaction of corporate performance goals, segment or identified business performance goals and individual objectives. To the extent that annual bonus opportunities are determined for any employee to be subject to the financial performance of the Corporation or a segment or identified business of the Corporation (a “performance bonus”), such performance bonus shall be earned upon the satisfaction of such performance targets as are established by the Committee in its administration of the annual incentive program, which performance targets shall be one or more of the performance targets set forth in Section 9.5 of this Plan. The provisions of Section 9.5 of this Plan shall be applicable to annual bonus opportunities that are subject to the financial performance of the Corporation or a segment or identified business of the Corporation, such that performance bonus awards made to employees subject to Section 162(m) of the Code are intended to qualify under Section 162(m) to the extent appropriate. The Committee shall interpret the terms of such awards in a manner consistent with that intent to the extent appropriate. The maximum dollar amount of any performance bonus payable to an employee in any calendar year is $10,000,000.

13.	Payment of Awards

Except as otherwise provided in this Plan, Award Agreements may provide that, at the discretion of the Committee, payment of Awards may be made in cash, Common Stock, a combination of cash and Common Stock, or any other form of property as the Committee shall determine. Further, the terms of Award Agreements may provide for payment of Awards in the form of a lump sum or installments, as determined by the Committee. All payments of Awards shall be made in a manner consistent with the requirements of Section 409A of the Code.

14.	Dividends and Dividend Equivalents

If an Award is granted in the form of a restricted stock Award or a phantom stock or restricted stock unit Award, the Committee may choose, at the time of the grant of the Award, to include as part of such Award an entitlement to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner and at such times as the Committee shall determine. All dividends or dividend equivalents that are not paid currently may, at the Committee’s discretion, accrue interest or be reinvested into additional shares of Common Stock.

15.	Termination of Employment or Service as Director

The Committee may adopt administrative policies and procedures and/or provide in Award Agreements with respect to the rights under an Award of a Participant who ceases to be employed by either the Corporation or a Subsidiary or ceases to be a director of the Corporation, whether because of death, disability, resignation, termination or retirement pursuant to an established retirement plan or policy of the Corporation or of the applicable Subsidiary. All such administrative policies and procedures shall comply with the requirements of Section 409A of the Code.

16.	Assignment and Transfer

The rights and interests of a Participant under the Plan or an Award may not be assigned, encumbered or transferred other than, in the event of the death of a Participant, by will or the laws of descent and distribution.

17.	Adjustments Upon Changes in Capitalization

In the event of any change in the outstanding shares of Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or shares of the Corporation, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan (as well as the limitations upon the number of shares that may be the subject of Awards to any individual in a calendar year and the aggregate number of shares subject to Awards other than stock options and SARs) and the number and class of shares issuable pursuant to then-outstanding Awards (together with the exercise price of any outstanding stock option or SAR) shall be appropriately adjusted by the Committee, whose determination shall be final.

18.	Extraordinary Distributions and Pro Rata Repurchases

In the event the Corporation shall at any time when an Award is outstanding make an Extraordinary Distribution (as defined below) in respect of Common Stock or effect a Pro Rata Repurchase of Common Stock (as defined below), the Committee shall consider the economic impact of the Extraordinary Distribution or Pro Rata Repurchase on Participants and make such adjustments as it deems equitable under the circumstances. The determination of the Committee shall, subject to revision by the Board, be final and binding upon all Participants.

As used in this Plan, the term “Extraordinary Distribution” means any dividend or other distribution of

(i) cash, where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding twelve months, when combined with the aggregate amount of all Pro Rata Repurchases (for this purpose, including only that portion of the aggregate purchase price of such Pro Rata Repurchases that is in excess of the fair market value of the Common Stock repurchased during such twelve-month period), exceeds ten percent of the aggregate fair market value of all shares of Common Stock outstanding on the record date for determining the stockholders entitled to receive such Extraordinary Distribution, or

(ii) any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including shares of any Subsidiary of the Corporation), or any combination of such items.

As used in this Plan, “Pro Rata Repurchase” means any purchase of shares of Common Stock by the Corporation or any Subsidiary pursuant to any tender offer or exchange offer, whether or not subject to Section 13(e) of the Exchange Act or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock, provided that no purchase of shares of Common Stock made by the Corporation or any Subsidiary in open market transactions shall be deemed to be a Pro Rata Repurchase.

19.	Withholding Taxes

The Corporation or the applicable Subsidiary shall be entitled to deduct from any payment under this Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such taxes prior to and as a condition of the making of such payment. The Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award, or by permitting the Participant to deliver to the Corporation, shares of Common Stock having a fair market value, as determined by the Committee, equal to the amount of such required withholding taxes.

20.	Noncompetition Provision

Unless the Award Agreement specifies otherwise, a Participant shall forfeit all unexercised, unearned or unvested Awards if

(i) in the opinion of the Committee, the Participant, without the written consent of the Corporation, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee or otherwise in any business or activity competitive with the business conducted by the Corporation or any Subsidiary; or

(ii) the Participant performs any act or engages in any activity that in the opinion of the Committee is detrimental to the best interests of the Corporation.

21.	Regulatory Approvals and Listings

Notwithstanding anything contained in this Plan to the contrary, the Corporation shall have no obligation to issue or deliver certificates of Common Stock evidencing restricted stock Awards or any other Award payable in Common Stock prior to

(i) the obtaining of any approval from any governmental agency that the Corporation shall, in its sole discretion, determine to be necessary or advisable,

(ii) the admission of such shares to listing on the Stock Exchange, and

(iii) the completion of any registration or other qualification of such shares under any state or federal law or ruling of any governmental body that the Corporation shall, in its sole discretion, determine to be necessary or advisable.

22.	No Right to Continued Employment or Grants

Participation in this Plan shall not give any Key Employee any right to remain in the employ of the Corporation or any Subsidiary. The Corporation or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate the employment of any Key Employee at any time. The adoption of this Plan shall not be deemed to give any Key Employee or any other individual any right to be selected as a Participant, to be granted any Awards under this Plan or if granted an Award in any year, to receive Awards in any subsequent year.

23.	Amendment

The Board reserves the right to amend, suspend or terminate this Plan at any time, subject to any applicable requirements for stockholder approval imposed by the Stock Exchange or any law or regulation. The Committee may amend the terms of any outstanding Award, but no such amendment may impair the rights of any Participant without his or her consent or amend the terms of any Award that is intended to qualify as performance-based compensation under Section 162(m) of the Code so as to increase the amount otherwise payable under the Award.

24.	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

25.	Change in Control

25.1  Stock Options.  In the event of a Change in Control, stock options not otherwise exercisable at the time of the Change in Control shall become fully exercisable upon such Change in Control.

25.2  Stock Appreciation Rights.  In the event of a Change in Control, Tandem SARs not otherwise exercisable at the time of the Change in Control shall become exercisable to the extent that the related Stock Option is exercisable. Freestanding SARs not otherwise exercisable at the time of a Change in Control also shall become fully exercisable upon such Change in Control. In the event of a Change in Control:

(i) the Corporation shall make payment to Participants with respect to SARs in cash in an amount equal to the appreciation in the value of the SAR from the base price specified in the Award Agreement to the Change in Control Price;

(ii) such cash payments to Participants shall be due and payable, and shall be paid by the Corporation, immediately upon the occurrence of such Change in Control; and

(iii) after the payment provided for in (ii) above, Participants shall have no further rights under SARs outstanding at the time of such Change in Control.

25.3  Restricted Stock Awards.  In the event of a Change in Control, all restrictions and conditions (including performance targets, at the target level) previously established with respect to restricted stock Awards shall conclusively be deemed to have been satisfied. Participants shall be entitled to have issued to them the shares of Common Stock described in the applicable Award Agreements, free and clear of any restriction or restrictive legend, except that if upon the advice of counsel to the Corporation, shares of Common Stock cannot lawfully be issued without restriction, then the Corporation shall make payment to Participants in cash in an amount equal to the Change in Control Price of the Common Stock that otherwise would have been issued. In such event:

(i) such cash payments to Participants shall be due and payable, and shall be paid by the Corporation, immediately upon the occurrence of such Change in Control; and

(ii) after the payment provided for in (i) above, Participants shall have no further rights under restricted stock Awards outstanding at the time of such Change in Control.

25.4  Phantom Stock or Restricted Stock Units.  In the event of a Change in Control:

(i) all restrictions and conditions (including any performance targets, at the target level) previously established with respect to phantom stock or restricted stock unit Awards shall conclusively be deemed to have been satisfied and Participants shall be entitled to receive cash in satisfaction of their rights under phantom stock or restricted stock unit Awards in accordance with the amounts otherwise payable by the Corporation pursuant to the Award Agreement;

(ii) such cash payments to Participants shall be due and payable, and shall be paid by the Corporation, immediately upon the occurrence of such Change in Control; and

(iii) after the payment provided for in (ii) above, Participants shall have no further rights under phantom stock or restricted stock unit Awards outstanding at the time of such Change in Control.

25.5  Annual Incentive Awards.  To the extent that the Committee has determined bonus opportunities for employees under the annual incentive program of the Corporation based upon the financial performance of the Corporation or a segment or identified business of the Corporation, in the event of a Change in Control, all performance targets shall conclusively be deemed to have been satisfied at the target level. In addition, all individual objectives related to bonus opportunities shall conclusively be deemed to have been satisfied. In the event of a Change in Control:

(i) employees participating in the annual incentive program shall be entitled to receive payment of bonuses on the basis described above, and such bonuses shall be paid by the Corporation immediately upon the occurrence of such Change in Control; and

(ii) after the payment provided for in (i) above, such employees shall have no further rights to bonus payments under such annual incentive plan.

25.6  Miscellaneous.  Upon a Change in Control, no action shall be taken that would adversely affect the rights of any Participant or the operation of this Plan with respect to any Award to which the Participant may have become entitled under this Plan on or prior to the date of the Change in Control or to which the Participant may become entitled as a result of such Change in Control.

26.	No Rights as Stockholder or Interest in Corporation Assets

No Participant shall have any rights as a stockholder as a result of participation in this Plan except as provided in this Plan. To the extent any person acquires a right to receive payments from the Corporation under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Corporation.

27.	Payment by Subsidiaries

Settlement of Awards to employees of Subsidiaries shall be made by and at the expense of such Subsidiary. Except as prohibited by law, if any portion of an Award is to be settled in shares of Common Stock, the Corporation shall sell and transfer to the Subsidiary, and the Subsidiary shall purchase, the number of shares necessary to settle that portion of the Award.

28.	Term of Plan

This Plan shall become effective upon adoption of the Plan by the Board, provided that such effectiveness shall be subject to the approval of the stockholders of the Corporation. Awards may be granted under this Plan at any time prior to ten years from the adoption of the Plan by the Board, at which time the Plan shall expire but without affecting any Awards then outstanding.

OM Group, Inc.
c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

Vote by Telephone

Have your voting instruction card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.

Vote by Internet

Have your voting instruction card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your voting instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone
Call Toll-Free using a
Touch-Tone phone:
1-888-693-8683

Vote by Internet
Access the Website and
Cast your vote:
www.cesvote.com

Vote by Mail
Return your voting instruction
card in the Postage-Paid
envelope provided

Vote 24 hours a day, 7 days a week!
If you vote by telephone or Internet, please do not send your voting instruction card by mail.

Side A / Own Shares
è

Side B / Uninstructed Shares
è

ê Please fold and detach card at perforation before mailing. ê

OM GROUP, INC.	Confidential Voting Instructions – SIDE A
The undersigned, a Participant in the OMG Profit-Sharing and Retirement Savings Plan, hereby instructs the Trustee under the Plan to vote the shares subject to this instruction at the 2007 Annual Meeting of OM Group, Inc., and at any adjournment thereof, in accordance with the instructions on this card.
Unless otherwise instructed on this card, the trustee will, upon receipt of a properly executed instruction card, vote FOR proposals 1, 2 and 3. See accompanying PARTICIPATION NOTICE for explanation of the confidentiality, timing deadlines and other details concerning this instruction.

1.	Election of directors to serve terms expiring at our annual meeting in 2010.

(1) Katharine L. Plourde (2) David L. Pugh
Election of a director to serve a term expiring at our annual meeting in 2009.
(3) Gordon A. Ulsh

	☐ FOR the nominees listed above		☐ WITHHOLD AUTHORITY
to vote for all nominees listed above

(Instructions: If you wish to withhold authority to vote for any nominee, write that nominee’s name on the line below.)

2.	To adopt the 2007 Incentive Compensation Plan.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To confirm the appointment of Ernst & Young LLP as our independent registered public accounting firm.

	☐ FOR	☐ AGAINST	☐ ABSTAIN
ALSO, IF DESIRED, COMPLETE, DATE AND SIGN THE OTHER SIDE OF THIS CARD (SIDE B) FOR ANY UNINSTRUCTED SHARES.

Dated:	, 2007

Signature of Participant
PLEASE SIGN, DATE AND RETURN THE VOTING INSTRUCTIONS USING THE ENCLOSED ENVELOPE.

ê Please fold and detach card at perforation before mailing. ê

OM GROUP, INC.	Confidential Voting Instructions – SIDE B
The undersigned Participant, acting as a Named Fiduciary under the OMG Profit-Sharing and Retirement Savings Plan, hereby instructs the Trustee under the Plan to vote the shares subject to this instruction at the 2007 Annual Meeting of OM Group, Inc., and at any adjournment thereof, in accordance with the instructions on this card.
Unless otherwise instructed, the trustee will, upon receipt of a properly executed instruction card, vote FOR proposals 1, 2 and 3. See accompanying PARTICIPATION NOTICE for explanation of the confidentiality, timing deadlines and other details concerning this instruction.

1.	Election of directors to serve terms expiring at our annual meeting in 2010.

(1) Katharine L. Plourde (2) David L. Pugh
Election of a director to serve a term expiring at our annual meeting in 2009.
(3) Gordon A. Ulsh

	☐ FOR all nominees listed above		☐ WITHHOLD AUTHORITY
to vote for all nominees listed above

(Instructions: If you wish to withhold authority to vote for any nominee, write that nominee’s name on the line below.)

2.	To adopt the 2007 Incentive Compensation Plan.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To confirm the appointment of Ernst & Young LLP as our independent registered public accounting firm.

	☐ FOR	☐ AGAINST	☐ ABSTAIN
ALSO, IF DESIRED, COMPLETE, DATE AND SIGN THE OTHER SIDE OF THIS CARD (SIDE A) FOR ANY UNINSTRUCTED SHARES.

Dated:	, 2007

Signature of Participant
PLEASE SIGN, DATE AND RETURN THE VOTING INSTRUCTIONS USING THE ENCLOSED ENVELOPE.

OM Group, Inc.
c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

Vote by Telephone

Have your voting instruction card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.

Vote by Internet

Have your voting instruction card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your voting instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone
Call Toll-Free using a
Touch-Tone phone:
1-888-693-8683

Vote by Internet
Access the Website and
Cast your vote:
www.cesvote.com

Vote by Mail
Return your voting instruction
card in the Postage-Paid
envelope provided

Vote 24 hours a day, 7 days a week !
If you vote by telephone or Internet, please do not send your voting instruction card by mail.

è

ê Please fold and detach card at perforation before mailing.ê

OM GROUP, INC.	PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Joseph M. Scaminace and Valerie Gentile Sachs, or both of them, with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of OM Group, Inc. to be held on May 8, 2007 and at any adjournment thereof.

Dated:	, 2007

Signature

Signature

Please sign name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. In case of a corporation, a duly authorized officer should sign on its behalf.

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.
ê Please fold and detach card at perforation before mailing. ê

OM GROUP, INC.	PROXY
The Board of Directors recommends that votes be cast FOR the election of all nominees and FOR proposals 2 and 3. If no specification is made, authority is granted to cast the vote of the undersigned for election of the nominees and for Proposals 2 and 3.

1.	Election of directors to serve terms expiring at our annual meeting in 2010: Election of a director to serve a term expiring at our annual meeting in 2009:	(1) (3)	Katharine L. Plourde Gordon A. Ulsh	(2)	David L. Pugh

☐	FOR the nominees listed above (except as indicated to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed above

(Instructions: If you wish to withhold authority to vote for any nominee, write that nominee’s name on the line below.)

2.	To adopt the 2007 Incentive Compensation Plan.
	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To confirm the appointment of Ernst & Young LLP as our independent registered public accounting firm.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
(Continued on reverse side)